                                                                [CONFORMED COPY]


                         RECEIVABLES PURCHASE AGREEMENT


                                   dated as of


                                  June 12, 1996



                                      among


                        CROWN PAPER FUNDING CORPORATION,


                          CROWN PAPER CO., as Servicer,


                    THE FINANCIAL INSTITUTIONS LISTED HEREIN,


                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                             as Administrative Agent

                                       and

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                       as Structuring and Collateral Agent



                   ___________________________________________




                                   Arranged by

                           J.P. MORGAN SECURITIES INC.

                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE 1

                                   DEFINITIONS

        1.1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1
        1.2.   UCC Terms . . . . . . . . . . . . . . . . . . . . . . . . . .  34
        1.3.   Accounting Terms and Determinations . . . . . . . . . . . . .  34

                                    ARTICLE 2

                                    PURCHASES

        2.1.   Sale and Assignment . . . . . . . . . . . . . . . . . . . . .  34
        2.2.   Incremental Purchases . . . . . . . . . . . . . . . . . . . .  34
        2.3.   Tranches; Yield Accrual Periods; Yield Rates. . . . . . . . .  35
        2.4.   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
        2.5.   Optional Termination or Reduction of Commitments. . . . . . .  37
        2.6.   Payments under Certain Circumstances. . . . . . . . . . . . .  37
        2.7.   General Provisions as to Payments . . . . . . . . . . . . . .  38
        2.8.   Funding Losses. . . . . . . . . . . . . . . . . . . . . . . .  39

                                    ARTICLE 3

                                   ASSIGNMENT;
                  COLLECTION AND ADMINISTRATION OF RECEIVABLES


        3.1.   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .  39
        3.2.   Accounts and Collections. . . . . . . . . . . . . . . . . . .  42
        3.3.   Administration of Receivables . . . . . . . . . . . . . . . .  43
        3.4.   Servicer's Compensation . . . . . . . . . . . . . . . . . . .  45
        3.5.   Servicing Transfer. . . . . . . . . . . . . . . . . . . . . .  45
        3.6.   Protection of Purchased Interest. . . . . . . . . . . . . . .  46
        3.7.   Pre-Termination Procedures; Reinvestment. . . . . . . . . . .  47
        3.8.   Post-Termination Procedures . . . . . . . . . . . . . . . . .  51
        3.9.   Payments under Certain Circumstances. . . . . . . . . . . . .  53

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                                                                            Page

                                    ARTICLE 4

                                   CONDITIONS

        4.1.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
        4.2.   Conditions to Each Incremental Purchase . . . . . . . . . . .  58
        4.3.   Conditions to Each Purchase . . . . . . . . . . . . . . . . .  59

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

        5.1.   Representations and Warranties of the Servicer. . . . . . . .  60
        5.2.   Representations and Warranties of CPFC. . . . . . . . . . . .  60

                                    ARTICLE 6

                                    COVENANTS

        6.1.   General Information . . . . . . . . . . . . . . . . . . . . .  63
        6.2.   Information Regarding the Receivables . . . . . . . . . . . .  66
        6.3.   Preservation of Corporate Existence . . . . . . . . . . . . .  68
        6.4.   Compliance with Laws. . . . . . . . . . . . . . . . . . . . .  68
        6.5.   No Transfers; No Liens. . . . . . . . . . . . . . . . . . . .  69
        6.6.   No Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  69
        6.7.   Limitations on Activities of CPFC . . . . . . . . . . . . . .  69
        6.8.   Agreements Relating to Program Documents. . . . . . . . . . .  70
        6.9.   Waivers and Amendments of Documents . . . . . . . . . . . . .  70
        6.10.  Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . .  70
        6.11.  Accounting Treatment. . . . . . . . . . . . . . . . . . . . .  71

                                    ARTICLE 7

                               TERMINATION EVENTS

        7.1.   Termination Events. . . . . . . . . . . . . . . . . . . . . .  71
        7.2.   Consequences of a Termination Event . . . . . . . . . . . . .  74

                                    ARTICLE 8

                                   THE AGENTS

        8.1.   Appointment and Authorization . . . . . . . . . . . . . . . .  75
        8.2.   Agents and Affiliates . . . . . . . . . . . . . . . . . . . .  75
        8.3.   Action by Agents. . . . . . . . . . . . . . . . . . . . . . .  76

                                                                            Page

        8.4.   Consultation with Experts . . . . . . . . . . . . . . . . . .  76
        8.5.   Liability of Agents . . . . . . . . . . . . . . . . . . . . .  76
        8.6.   Indemnification . . . . . . . . . . . . . . . . . . . . . . .  77
        8.7.   Purchase Decision . . . . . . . . . . . . . . . . . . . . . .  77
        8.8.   Successor Agent . . . . . . . . . . . . . . . . . . . . . . .  77
        8.9.   Direction by Required Buyers. . . . . . . . . . . . . . . . .  78

                                    ARTICLE 9

                             CHANGE IN CIRCUMSTANCES

        9.1.   Change in Circumstances . . . . . . . . . . . . . . . . . . .  78
        9.2.   Illegality. . . . . . . . . . . . . . . . . . . . . . . . . .  79
        9.3.   Indemnity for Changes in Law. . . . . . . . . . . . . . . . .  79
        9.4.   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
        9.5.   Substitution of Buyer . . . . . . . . . . . . . . . . . . . .  84

                                   ARTICLE 10

                                  MISCELLANEOUS

        10.1.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
        10.2.  No Waivers. . . . . . . . . . . . . . . . . . . . . . . . . .  86
        10.3.  Expenses; Indemnification . . . . . . . . . . . . . . . . . .  86
        10.4.  Sharing of Set-Offs . . . . . . . . . . . . . . . . . . . . .  89
        10.5.  Amendments and Waivers. . . . . . . . . . . . . . . . . . . .  89
        10.6.  Successors and Assigns. . . . . . . . . . . . . . . . . . . .  90
        10.7.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  92
        10.8.  Financial Accommodation . . . . . . . . . . . . . . . . . . .  93
        10.9.  No Bankruptcy Petition Against CPFC . . . . . . . . . . . . .  93
        10.10. Limitation of Liability . . . . . . . . . . . . . . . . . . .  93
        10.11. Notices to S&P. . . . . . . . . . . . . . . . . . . . . . . .  93
        10.12. Governing Law; Submission to Jurisdiction . . . . . . . . . .  94
        10.13. Counterparts; Integration; Effectiveness. . . . . . . . . . .  94
        10.14. WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . .  94

                             Schedules and Exhibits

Schedule 1             Qualified Banks; Collection Account and
                       Lockbox Information
Schedule 2             Special Obligors
Schedule 3             Eligible Subsidiaries

Exhibit A              Form of Buyer's Certificate
Exhibit B              Form of Purchase Notice
Exhibit C              Form of Yield Accrual Period Selection
                            Notice
Exhibit D              Form of Daily Report
Exhibit E              Form of Settlement Statement
Exhibits F-1           Form of Lockbox Agreement
  and F-2              Form of Collection Account Agreement
Exhibits G-1,          Form of Opinions of Counsel to
  G-2 and G-3               CPFC and CPC
Exhibit H              Credit and Collection Policy
Exhibit I              Form of Purchase and Sale Agreement
Exhibit J              Form of Certificate of Incorporation of
                            CPFC
Exhibit K              Form of Resolutions, including Form of
                       Bylaws, of CPFC
Exhibit L              Form of Resolution of CPC
Exhibits M-1           Form of Perfection Certificates
and M-2
Exhibit N              Form of Assignment and Assumption
                            Agreement

       RECEIVABLES PURCHASE AGREEMENT dated as of June 12, 1996 among CROWN PAPER FUNDING CORPORATION, CROWN PAPER CO., as Servicer, the FINANCIAL INSTITUTIONS listed on the signature pages hereof, as Buyers, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Structuring and Collateral Agent.

                                    RECITALS

       WHEREAS, subject to the terms and conditions of this Agreement, CPFC desires to transfer and assign to the Buyers and the Buyers desire to acquire from CPFC undivided interests in the Receivables;

       WHEREAS, CPC has agreed to act as Servicer hereunder in respect of the Receivables;

       WHEREAS, Morgan Guaranty has been requested and is willing to act as the Administrative Agent and as the Collateral Agent;

       NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                   DEFINITIONS


       SECTION A..    DEFINITIONS.  The following terms, as used herein, have
the following meanings:

       "Adjusted Aggregate Net Investment" means, at any time, the Aggregate Net Investment at such time less the Allocated ANI at such time.

       "Adjusted Buyers' Interest" means, at any time, a percentage equal to the following:

                             (AANI + YR) x (1 + ARP)
                             -----------------------
                                   NPB

where:

  AANI =    Adjusted Aggregate Net Investment,

  YR   =    Yield Reserve,

  ARP  =    Adjusted Reserve Percentage, and

  NPB  =    Net Pool Balance.


       "Adjusted CD Rate" applicable to any Yield Accrual Period means a rate per annum determined pursuant to the following formula (the amount in brackets being rounded upwards, if necessary, to the next higher 1/100 of 1%):

       ACDR =      (   CDR    )    +  AR
                   ------------
                   (1.00 - DRP)

where:

  ACDR =    Adjusted CD Rate,

  CDR  =    the CD Rate applicable to such Yield Accrual Period,

  DRP  =    the Domestic Reserve Percentage in effect on the first day of such
            Yield Accrual Period, and

  AR   =    the Assessment Rate in effect on the first day of such
            Yield Accrual Period.

       "Adjusted London Interbank Offered Rate" applicable to any Yield Accrual Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage in effect on the first day of such Yield Accrual Period.

       "Adjusted Reserve Percentage" means, at any time, a percentage equal to
(i) the Reserve Percentage at such time divided by (ii) 1.00 minus the Reserve Percentage at such time.

       "Administrative Agent" means Morgan Guaranty in its capacity as administrative agent for the Buyers, and its successors in such capacity.

       "Administrative Questionnaire" means, with respect to each Buyer, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to CPFC) duly completed by such Buyer.

       "Adverse Interest" means, as to any assets owned by any Person, any Lien on, or any other claim or interest of any other Person in, such asset, other than any Liens, claims or interests created by the Program Documents or any Liens that secure the payment of taxes, assessments or governmental charges or levies (i) that are not delinquent or (ii) that are being contested in good faith by appropriate proceedings and, in the case of this clause (ii), are not material in amount.

       "Affiliate" means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "Agent" means the Administrative Agent or the Collateral Agent, and "Agents" means the Administrative Agent and the Collateral Agent.

       "Aggregate Net Investment" means, at any time, (i) the sum of the Purchase Price theretofore paid to CPFC by the Buyers less (ii) the aggregate amount received (and not rescinded or otherwise returned or restored) by the Buyers to reduce such Aggregate Net Investment pursuant to Sections 3.7(c)(ii) and 3.8.

       "Aggregate Unpaids" means, at any time, an amount equal to the sum of
(i) the aggregate accrued and unpaid Yield at such time, (ii) the Aggregate Net Investment at such time, (iii) all Commitment Fees accrued and unpaid at such time and (iv) all Other Expenses owed (whether then due or only accrued) hereunder at such time.

       "Agreement" means this Receivables Purchase Agreement, as amended from time to time.

       "Allocated ANI" means, at any time, the amount on deposit in the Cash Collateral Account pursuant to Section 3.7(c)(i) in respect of the Aggregate Net Investment at such time.

       "Assessment Rate" means for any day the annual assessment rate in effect (expressed as a percentage and rounded upwards, if necessary, to the next higher 1/100 of 1%) on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. SECTION 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States.

       "Assignee" has the meaning set forth in Section 10.6(c).

       "Available Collections" means, on any Business Day, (i) the amount of the Remainder calculated on such Business Day plus (ii) Allocated ANI at the opening of business on such Business Day.

       "Available Commitment" means, at any time, the total Commitments of the Buyers at such time minus the Aggregate Net Investment at such time.

       "Base Rate" means (subject to the definition of "Yield Rate"), for any day, the sum of (i) the higher of (x) the Prime Rate for such day and (y) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the New York Business Day next succeeding such day, (or if such day is not a New York Business Day, the rate on such transactions on the next preceding New York Business Day as so published on the next succeeding New York Business Day or, if no such rate is published on such next succeeding New York Business Day, the average rate quoted to Morgan Guaranty on such day for such transactions as determined by the Administrative Agent) plus one-half of one percent (1/2%) and
(ii) for any day from and including the Closing

Date to but not including the date on which the Administrative Agent delivers a notice of termination of the Commitments pursuant to Section 7.2 or an Event of Bankruptcy occurs with respect to CPFC or CPC, 0% per annum and, thereafter, 2.0% per annum; "New York Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required to close in New York City.

       "Benefit Arrangement" means at any time an "employee benefit plan" within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

       "Business Day" means any day other than a Saturday, Sunday, or any other day on which banking institutions are authorized or required to close in New York City, Philadelphia, Pennsylvania, or Richmond, Virginia.

       "Buyer" means each buyer listed on the signature pages hereof, each Assignee which becomes a buyer pursuant to Section 10.6(c), and their respective successors.

       "Buyer Default" means (i) the failure (which has not been cured) of any Buyer to make available its portion of the Incremental Purchase which it is obligated to make available under the terms and conditions of this Agreement or
(ii) the giving of notice by any Buyer to the Administrative Agent and CPFC that such Buyer does not intend to comply with its obligations under Article 2 following the appointment of a receiver or conservator with respect to such Buyer at the direction or request of any regulatory agency or authority.

       "Buyers' Certificates" means certificates issued to the Buyers substantially in the form of Exhibit A hereto, and "Buyer's Certificate" means any one of such certificates.

       "Buyers' Interest" means, at any time, a percentage equal to the lesser of: (i)

       (ANI + YR) x (1 + ARP)
       ----------------------
              NPB

where:

  ANI  =    Aggregate Net Investment at such time,

  YR   =    Yield Reserve at such time,

  ARP  =    Adjusted Reserve Percentage at such time,

  NPB  =    Net Pool Balance at such time,

and (ii) 100%; PROVIDED that at any time on and after the Termination Date until (and including) the Final Payment Date, the Buyers' Interest shall be equal to, at any time of determination, the greater of (i) the Buyers' Interest calculated as provided above at the close of business on the Business Day preceding the Termination Date, and (ii) the Buyers' Interest calculated as provided above.

       "Cash Collateral Account" has the meaning set forth in Section 3.2(b).

       "Cash Collateral Account Investments" means certificates of deposit or time deposits, in each case in the name of the Collateral Agent as Collateral Agent hereunder, of any bank or trust company organized under the laws of the United States or any state thereof or any branch or trust company organized under the laws of a foreign jurisdiction that is subject to the supervision and examination by United States Federal or state banking authorities, the certificates of deposit of which bank are rated A-1+ by S&P, such certificates of deposit or time deposits to mature such that funds will be available to make payments out of the Cash Collateral Account as contemplated hereby without having to liquidate any such certificates of deposit or time deposits.

       "Category A-Rated Obligor" means, during any Report Month, an Obligor (other than a Special Obligor):

       (i) whose Ratable Short-Term Debt is rated A-1 or higher by S&P as of the end of the immediately preceding Report Month; or

      (ii) who did not have Ratable Short-Term Debt rated by S&P as of the end of the immediately preceding Report Month, but had Ratable Long-Term Debt rated A+ or higher, by S&P as of the end of the immediately preceding Report Month.

       "Category B-Rated Obligor" means, during any Report Month, an Obligor (other than a Category A-Rated Obligor or a Special Obligor):

       (i) whose Ratable Short-Term Debt is rated A-2 or higher by S&P as of the end of the immediately preceding Report Month; or

      (ii) who did not have Ratable Short-Term Debt rated by S&P as of the end of the immediately preceding Report Month, but had Ratable Long-Term Debt rated BBB+ or higher by S&P as of the end of the immediately preceding Report Month.

       "Category C-Rated Obligor" means, during any Report Month, an Obligor (other than a Category A-Rated Obligor, a Category B-Rated Obligor or a Special Obligor):

       (i) whose Ratable Short-Term Debt is rated A-3 or higher by S&P as of the end of the immediately preceding Report Month; or

      (ii) who did not have Ratable Short-Term Debt rated by S&P as of the end of the immediately preceding Report Month, but had Ratable Long-Term Debt rated BBB- or higher by S&P as of the end of the immediately preceding Report Month.

       "Category D-Rated Obligor" means, during any Report Month, an Obligor other than a Category A-Rated Obligor, a Category B-Rated Obligor, a Category C-Rated Obligor or a Special Obligor.

       "CD Rate" applicable to any Yield Accrual Period means the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Yield Accrual Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount approximately equal to such CD Reference Bank's pro rata share of the Tranche to which such Yield Accrual Period is to apply and for a period of time comparable to such Yield Accrual Period.

       "CD Reference Banks" means The Long-Term Credit Bank of Japan, Ltd., NationsBank, N.A. and Morgan Guaranty and each such other bank as may be appointed pursuant to Section 10.6(d).

       "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder.

       "Closing Date" means the date on or after the Effective Date on which all of the conditions set forth in Section 4.1 shall have been satisfied.

       "Collateral Agent" means Morgan Guaranty, as Structuring and Collateral Agent for the Buyers, and its successors in such capacity.

       "Collection Account" has the meaning set forth in Section 3.2(a).

       "Collection Account Agreement" has the meaning set forth in Section
3.2(a).

       "Collection Account Bank" means at any time the bank at which the Collection Account is then maintained.

       "Collections" means, for any Receivable, (i) all amounts, whether in the form of cash, checks, drafts, other instruments or electronic funds transfer, received in a Lockbox or, in the case of electronic funds transfers, in the Lockbox Account or the Collection Account in payment of such Receivable, including, without limitation, all amounts received on account of finance charges and fees with respect to such Receivable, (ii) all other amounts paid by or for the account of the Obligor on such Receivable, including without limitation any cash proceeds of the Related Security with respect to such Receivable, (iii) without duplication, all amounts paid to the Collection Account with respect to such Receivable as a Collection pursuant to Section 3.9 hereof and (iv) all amounts paid or credited by Seller to CPFC in respect of Receivables pursuant to Section 2.2 of the Purchase and Sale Agreement.

       "Commitment" means (i) with respect to each Buyer, the amount set forth opposite the name of such Buyer on the signature pages hereof, or (ii) with respect to any Assignee, the amount of the transferor Buyer's Commitment assigned to such Assignee pursuant to Section 10.6(c), in each case as such amount may be increased from time to time pursuant to an amendment to this Agreement, reduced from time to time pursuant to Section 2.5 or changed as a result of an assignment pursuant to Section 10.6(c).

       "Commitment Fee" means a fee of .25% per annum (calculated on the basis of a year of 360 days and actual days elapsed) on the daily Available Commitment.

       "Computation Date" means, for any day, the Business Day immediately preceding such day.

       "Concentration Limit" means, (i) for each Category A-Rated Obligor individually, and for each such Category A-Rated Obligor and such Obligor's Affiliates considered as a whole, 13%, (ii) for each Category B-Rated Obligor individually, and for each Category B-Rated Obligor and such Obligor's Affiliates considered as a whole, 6.5%, (iii) for each Category C-Rated Obligor individually, and for each Category C-Rated Obligor and such Obligor's Affiliates considered as a whole, 3.66%, (iv) for each Category D-Rated Obligor individually, and for each Category D-Rated Obligor and such Obligor's Affiliates considered as a whole, 2.45%, and (v) for each Special Obligor individually, and for each such Obligor and its Affiliates considered as a whole, the Concentration Limit set forth on Schedule 2.

       "Consent and Agreement" means the consent and agreement dated as of June 12, 1996 among CPC, Holdings, the financial institutions listed on the signature pages thereof, and Morgan Guaranty, as administrative agent and as collateral agent.

       "Contract" as it relates to any Receivable means the agreement between the Seller and the Obligor giving rise thereto (including as evidenced by an invoice on an open account).

       "Contribution Agreement" means the Contribution Agreement dated as of August 15, 1995 by and among James River, James River Paper, Holdings and CPC as in effect on the date hereof and as amended from time to time in accordance with the terms thereof and Section 5.21 of the Existing Credit Agreement.

       "CPC" means Crown Paper Co., a Virginia corporation, and its successors.

       "CPFC" means Crown Paper Funding Corporation, a Virginia corporation.

       "Credit and Collection Policy" means the credit, collection, enforcement and other policies and practices relating to Receivables set forth in Exhibit H hereto, as such policies and practices may be amended in accordance with Section 3.3(c).

       "Daily Report" has the meaning set forth in Section 6.2(a).

       "Days' Sales Outstanding" means that period (expressed in days) calculated on any Settlement Date by dividing (i) the sum of (x) the Outstanding Balance of Receivables on the first Business Day of the Report Month ending on the Month-end Date for such Settlement Date plus (y) the Outstanding Balance of Receivables on the last Business Day of such Report Month divided by (z) two, by
(ii) the aggregate amount of Receivables that were generated during such Report Month divided by the number of days in such Report Month.

       "Debt" of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all obligations (whether or not contingent) of such Person to reimburse or repay any lender or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person.

       "Defaulting Buyer" means at any time any Buyer with respect to which a Buyer Default is in effect at such time.

       "Default Ratio" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the sum of (x) the aggregate balance of all Receivables that were not Defaulted Receivables at the beginning of the Report Month ending on the Month-end Date for such Settlement Date but that became Defaulted Receivables during such Report Month, plus (y) to the extent not reflected in clause (x), the aggregate balance of all Receivables that were less than 60 days past due that were written off during such Report Month by
(ii) the aggregate amount of Receivables that were generated during the third Report Month preceding such Report Month.

       "Defaulted Receivable" means a Receivable (i) in respect of which collection in full has become doubtful, a reserve has been allocated, or an estimated or actual loss has been recognized as determined in accordance with the Credit and Collection Policy, (ii) which has become uncollectible by reason of such Obligor's inability to pay, as determined in accordance with the Credit and Collection Policy, (iii) in respect of which an Event of Bankruptcy has occurred with respect to the related Obligor or a Material Subsidiary thereof; PROVIDED that with respect to a Material Subsidiary of an Obligor, a Receivable shall not become a Defaulted Receivable until such time as the Servicer has actual knowledge of such Event of Bankruptcy having occurred, or (iv) in respect of which payment is more than 60 days past due.

       "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

       "Dilution Factor" means all credits, allowances, deductions, cancellations, rebates, discounts, adjustments (for warranty claims, disputes, defenses, counterclaims, setoffs, returned or repossessed goods or otherwise) or any other reduction in the Outstanding Balance of a Receivable (other than by payment thereof by or on behalf of the

Obligor) after booking such Receivable (including any payments made by CPC or an Eligible Subsidiary, in the form of checks or otherwise, in lieu of a credit, allowance, deduction, rebate, discount or adjustment with respect to the Outstanding Balance of such Receivable) but not in any case because of default or other credit-related matters with respect to the related Obligor.

       "Dilution Horizon" means on any Settlement Date the Report Month ending on the Month-end Date for such Settlement Date.

       "Dilution Horizon Ratio" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the aggregate amount of Receivables generated over the Dilution Horizon for such Settlement Date by (ii) the Net Pool Balance on the most recent Month-end Date.

       "Dilution Ratio" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the aggregate amount by which the original Outstanding Balance of all Receivables have been reduced by any Dilution Factor during the Report Month ending on the Month-end Date for such Settlement Date by (ii) the aggregate original Outstanding Balance of Receivables that were generated during the Report Month ending on the Month-end Date for the preceding most recent Settlement Date.

       "Dilution Reserve Percentage" means, at any time, a percentage determined pursuant to the following formula:

       ((2.5 x ED) + ((DS - ED) x DS/ED)) x DHR

where:

  ED  =  Expected Dilution at such time,

  DS  =  Dilution Spike at such time, and

  DHR =  Dilution Horizon Ratio at such time.

       "Dilution Spike" means, at any time, the highest of the Dilution Ratios as calculated as of the Month-end Dates for the twelve most recent Settlement Dates.

       "Dollar" and "$" means lawful currency of the United States.

       "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in Dollars in New York City having a maturity comparable to the related Yield Accrual Period and in an amount of $100,000 or more.

       "Effective Date" means the date on which this Agreement becomes effective in accordance with Section 10.13.

       "Eligible Obligor" means an Obligor that is (i) domiciled in the United States which is not the United States, or any State or any agency or instrumentality or subdivision thereof or (ii) domiciled in the province of Alberta, British Columbia, Manitoba, New Brunswick, Ontario, or Saskatchewan, or in the territory of the Yukon; PROVIDED that such province or territory continues to give effect to the security interests that have been perfected in the United States in respect of the Receivables, the Related Security, the Collections, and all proceeds thereof, without the necessity of further action.

       "Eligible Receivable" means, at any time, any Receivable:

       (a)  which, at such time, meets the following requirements:

       (i) such Receivable has an original maturity of not greater than 90 days and has been properly entered into and originated in accordance with the Credit and Collection Policy;

      (ii) such Receivable constitutes an "account" under Article 9 of the UCC as then in effect in the relevant jurisdiction and is an "account receivable" constituting part or all of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act of 1940, as amended;

     (iii) such Receivable was originated in the name of the Seller or acquired by the Seller from an Eligible Subsidiary and is a Dollar-denominated obligation payable in the United States of an Eligible Obligor;

      (iv) such Receivable was created in compliance in all material respects with and, immediately prior to its sale to CPFC pursuant to the Purchase and Sale Agreement, complies in all material respects with all requirements of law applicable to Seller, whether Federal, state or local, including without limitation, to the extent applicable, usury laws, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System;

       (v) such Receivable is owed by an Eligible Obligor as to which not more than 25% of the aggregate amount of the Receivables due from such Eligible Obligor is more than 60 days past due (determined in each case with respect to the due date for payment specified at the time of the original issuance of the invoice for such Receivable);

      (vi) payments with respect to such Receivable have been directed to a Lockbox Account for mailed payments and to a Lockbox Account or the Collection Account for electronic payments, and such Receivable is not a "bill and hold" Receivable;

     (vii) such Receivable is the legal, valid and binding payment obligation of the Obligor, legally enforceable against such Obligor in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and general equitable principles and is not subject to statutory or regulatory restrictions or transfer;

    (viii) all material consents, licenses, approvals, or authorizations of, or registrations with, any governmental authority required to be obtained or given by the Seller in connection with the creation of such

  Receivable or the execution, delivery, creation and performance by the Seller of the related Contract, or in connection with the sale of such Receivable to CPFC, have been duly obtained or given and are in full force and effect and the sale of such Receivable to CPFC complies in all material respects with all applicable requirements of law;

      (ix) such Receivable has not been classified as counterfeit, fraudulent or charged-off;

       (x) such Receivable is not a Receivable of an Eligible Obligor a Receivable of which has been classified as counterfeit, fraudulent or charged-off within the one year prior to the Month-end Date for the most recent Settlement Date;

      (xi)  such Receivable is not a Defaulted Receivable;

     (xii) the records of such Receivable are located at an address provided by the Seller to CPFC and the Collateral Agent in the Program Documents;

    (xiii) the transfer of such Receivable under the Purchase and Sale Agreement constitutes a valid sale, transfer and assignment to CPFC of all right, title and interest of the Seller in the Receivable, any Related Security, any Collections and any proceeds of the foregoing, enforceable against all creditors of and purchasers from the Seller;

     (xiv) immediately prior to the sale of such Receivable to CPFC, the Seller is the sole owner of all right, title and interest in and to such Receivable, any Related Security, any Collections and any proceeds of the foregoing and has good and marketable title thereto free and clear of all Adverse Interests;

      (xv) immediately following the sale of such Receivable to CPFC, CPFC will be the sole owner of all right, title and interest in and to the Receivable and have a first priority perfected security interest in the Receivable, any Related Security, any Collections and any proceeds thereof, free and clear of all Adverse Interests; PROVIDED that the interest of CPFC need only be perfected to the extent that such interest may be perfected through the filing of UCC financing statements; and

     (xvi) the portion of the Outstanding Balance of such Receivable included in Eligible Receivables is not subject to dispute, defense, counterclaim, setoff or right to offsetting payment and has not been modified, extended or reserved against except in conformity with the Credit and Collection Policy; and

       (b) (i) which CPFC has not sold, assigned, or otherwise encumbered except pursuant to this Agreement; (ii) as to which all material consents, licenses, approvals or authorizations required to be obtained in connection with the sale of the Purchased Interest to the Buyers have been duly obtained and as to which the sale of such Purchased Interest complies in all material respects with all applicable requirements of law; (iii) as to which, immediately prior to the sale of the Purchased Interest to the Buyers, CPFC was the sole owner of all right, title and interest in and to such Receivable, any Related Security, any Collections and any proceeds of the foregoing, and had good and marketable title thereto free and clear of all Adverse Interests; (iv) as to which the transfer of the Purchased Interest under this Agreement constitutes a valid sale or the granting of a valid security interest to the Buyers of all right, title and interest of CPFC in and to the Purchased Interest, enforceable against all creditors of and purchasers from CPFC; and (v) as to which the Collateral Agent has, for the benefit of the Buyers and the Collateral Agent, a first priority perfected security interest in the Purchased Interest or as to which the Buyers own the Purchased Interest free and clear of all Adverse Interests; provided that the interest of the Buyers and the Collateral Agent need only be perfected to the extent that such interest may be perfected through the filing of UCC financing statements.

       "Eligible Subsidiary" means a Subsidiary of Holdings set forth on
Schedule 3 (as such Schedule may be amended or supplemented by CPFC with notice to the Collateral Agent) which has transferred Receivables to the Seller; PROVIDED that (i) prior to the first transfer of any Receivables to the Seller by such Subsidiary (x) all steps necessary to establish the Seller's ownership of, and perfect the Seller's security interest in, such Receivables shall have been taken, (y) the Collateral Agent shall have received, in form and substance satisfactory to it, UCC lien search reports
(if applicable), UCC financing statements (if applicable), a legal opinion and any further documentation as may be reasonably required by the Collateral Agent with respect to such Receivables, and (z) the rating assigned to the Buyers' Certificates by S&P on the Closing Date is reaffirmed, and (ii) the transfer of such Receivables to the Seller constitutes a valid sale, transfer and assignment to the Seller of all right, title and interest of the Eligible Subsidiary in such Receivables, any Related Security, any Collections and any proceeds of the foregoing, enforceable against all creditors of and purchasers from the Eligible Subsidiary.

       "Eligible Transferee" means a commercial bank, financial institution or other "qualified institutional buyer" (as defined in Rule 144A under the Securities Act of 1933, as amended) that is either a bank organized or licensed under the laws of the United States or any State thereof or that has agreed to provide the information listed in Section 9.4(d) to the extent it may lawfully do so.

       "Environmental Laws" means any and all federal, state and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions, relating to the environment, emissions, discharges or releases of pollutants, contaminants, chemicals or industrial, toxic or other hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or other hazardous substances or wastes or the clean-up or other remediation thereof.

       "Environmental Liabilities" means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of Holdings and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

       "ERISA Group" means Holdings, any Subsidiary (including CPC and CPFC) and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Holdings or any Subsidiary are treated as a single employer under Section 414 of the Internal Revenue Code.

       "Euro-Dollar Business Day" means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

       "Euro-Dollar Rate" means (subject to the definition of "Yield Rate"), for any Yield Accrual Period, the sum of (i) the Adjusted London Interbank Offered Rate applicable to such Yield Accrual Period and (ii) for any day from and including the Closing Date to but not including the date on which the Administrative Agent delivers a notice of termination of the Commitments pursuant to Section 7.2 hereof or an Event of Bankruptcy occurs with respect to CPFC, CPC or Holdings, .6250% per annum and, thereafter, 2.6250% per annum.

       "Euro-Dollar Reference Banks" means the principal London offices of The Long-Term Credit Bank of Japan, Ltd., NationsBank, N.A. and Morgan Guaranty and each such other bank as may be appointed pursuant to Section 10.6(d).

       "Euro-Dollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on euro-dollar loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Buyer to United States residents).

       "Event of Bankruptcy" means, with respect to any Person:

       (i) the commencement of an involuntary case or other proceeding against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its property (unless, in the case of Holdings, CPC, any Material Subsidiary of CPC (which is not CPFC) or the Servicer, such proceeding is controverted within 20 days of commencement and is dismissed within 60 days of commencement); or the entry of an order for relief against such Person under the Federal bankruptcy laws as now or hereafter in effect; or

      (ii) the commencement by such Person of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its property, or such Person's consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by such Person of a general assignment for the benefit of creditors, or the taking by such Person of any corporate action to authorize any of the foregoing.

       "Excess Servicer's Compensation" means, at any time, with respect to a Servicer other than CPC, that portion, if any, of the amount by which such Servicer's Compensation exceeds the amount of Servicer's Compensation payable to CPC pursuant to Section 3.4 and with respect to such amount the Buyers' Interest has not been increased to reflect such additional Servicer's Compensation.

       "Existing Credit Agreement" means the Credit Agreement dated as of August 15, 1995 among CPC, Holdings, the lenders party thereto, the co-agents listed on the signature pages thereof and Morgan Guaranty, as administrative agent, as amended to the date hereof.

       "Existing Security Agreement" means the Security Agreement dated as of August 23, 1995 among CPC and J.P. Morgan Delaware, as collateral agent, as amended to the date hereof.

       "Expected Dilution" means, at any time, the average of the Dilution Ratios as calculated as of the Month-end Dates for the twelve most recent Settlement Dates.

       "Expiry Date" means the date five years after the Closing Date or, if such date is not a Business Day, the next succeeding Business Day.

       "Final Payment Date" means the date following the Termination Date when the Aggregate Unpaids have been paid in full and the Servicer (if not CPC or any of its Affiliates) has received all accrued Servicer's Compensation.

       "Fixed CD Rate" means (subject to the definition of "Yield Rate"), for any Yield Accrual Period, the sum of (i) the Adjusted CD Rate applicable to such Yield Accrual Period and (ii) for any date from and including the Closing Date to but not including the date on which the Administrative Agent delivers a notice of termination of the Commitments pursuant to Section 7.2 hereof or an Event of Bankruptcy occurs with respect to CPFC, CPC or Holdings, .75% per annum and, thereafter, 2.75% per annum.

       "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

       "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(ii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

       "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

       "Holdings" means Crown Vantage Inc., a Virginia Corporation, and its successors.

       "Incremental Purchase" has the meaning set forth in Section 2.2.

       "Initial Commitment" means, with respect to any Buyer, such Buyer's initial commitment under this Agreement, as reflected in such Buyer's commitment letter delivered to CPFC, with a copy to the Administrative Agent.

       "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

       "Lien" means, with respect to any asset, any mortgage, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including, without limitation, any conditional sale, capital lease or title retention arrangement in respect of such asset.

       "Liquidation Yield" means on any date an amount equal to the following:

            ANI x BR x DSO x 2
                       -------
                         360

where:

  ANI  =    Aggregate Net Investment on such date,

  BR   =    the rate determined for such date under clause (i) of the
            definition of "Base Rate" plus 2%, and

  DSO  =    Days' Sales Outstanding calculated on the most recent Settlement
            Date.

       "Lockbox" means a lockbox for deposit of collec-tions of Receivables maintained pursuant to a Lockbox Agreement.

       "Lockbox Account" means the bank account associ-ated with a Lockbox and subject to a Lockbox Agreement.

       "Lockbox Agreement" means the letter and instruc-tions relating to a Lockbox and the related Lockbox Account substantially in the form of Exhibit F-1 hereto.

       "Lockbox Bank" means, at any time, a bank administering a Lockbox and the related Lockbox Account.

       "London Interbank Offered Rate" means, with respect to any Yield Accrual Period, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in Dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the first day of such Yield Accrual Period in an amount approximately equal to such Euro-Dollar Reference Bank's pro rata share of the Tranche to which such Yield Accrual Period is to apply and for a period of time comparable to such Yield Accrual Period.

       "Loss Horizon Ratio" means, at any time, a ratio (expressed as a percentage) calculated by dividing (i) the product of (x) the aggregate amount of Receivables that were generated during the three consecutive Report Months ending on the Month-end Date for the most recent Settlement Date, times (y) the weighted average original days to maturity of all Receivables calculated as of the Month-end Date for the most recent Settlement Date plus 60, divided by 90, by (ii) the Net Pool Balance on such Month-end Date.

       "Loss Reserve Percentage" means, at any time, a percentage determined pursuant to the following calculation: the product of (i) 2.5 times (ii) the highest average of the

Default Ratios as calculated as of the Month-end Dates for any three consecutive of the most recent twelve Settlement Dates times (iii) the Loss Horizon Ratio.

       "Loss to Liquidation Ratio" means the ratio (expressed as a percentage) calculated on any Settlement Date by dividing (i) the aggregate balance of all Receivables written off during the three Report Months ending on the Month-end Date for such Settlement Date by (ii) the aggregate amount of Collections in respect of all Receivables during such three Report Months; provided that for purposes of calculating the amount set forth in clause (ii) of this definition, "Collections" shall not include any amounts paid to the Collection Account with respect to any Receivables included in clause (i) of this definition as a Collection pursuant to Section 3.9 hereof or Section 2.2 of the Purchase and Sale Agreement.

       "Material Debt" means Debt of Holdings and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $10,000,000.

       "Material Financial Obligations" means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of Holdings and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $10,000,000.

       "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

       "Material Subsidiary" means, at any date, any Subsidiary the book value of the assets of which, as of the end of the most recent fiscal year for which financial statements are available, accounted for 10% or more of the book value of the consolidated assets of Holdings and its consolidated Subsidiaries.

       "Month-end Date" means, for any Settlement Date, the last Business Day of the calendar month preceding the calendar month in which such Settlement Date occurs.

       "Morgan Guaranty" means Morgan Guaranty Trust Company of New York, a New York State banking corporation.

       "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

       "Net Pool Balance" means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time less the aggregate amount by which the aggregate Outstanding Balance of all Eligible Receivables of each Obligor, or each Obligor and its Affiliates taken as a whole, as applicable, at such time exceeds (x) the aggregate Outstanding Balance of all Eligible Receivables at such time times (y) the Concentration Limit for such Obligor, or such Obligor and its Affiliates taken as a whole, as applicable.

       "New Collections" has the meaning set forth in Section 3.7(a).

       "Obligor" means, for any Receivable, each Person who is obligated to make payments in respect of such Receivable.

       "Other Expenses" means all amounts payable hereunder to the Buyers or either Agent not constituting payments in respect of Aggregate Net Investment, Yield or Commitment Fees, including, without limitation, amounts payable under Sections 2.8, 9.3, 9.4 and 10.3.

       "Outstanding Balance" of any Receivable means, at any time, the then outstanding amount thereof, including any accrued and outstanding finance charges related thereto.

       "Parent" means, with respect to any Buyer, any Person controlling such Buyer.

       "Participant" has the meaning set forth in Section 10.6(b).

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

       "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

       "Potential Termination Event" means any condition or event which with the giving of notice or passage of time or both would, unless cured or waived, become a Termination Event.

       "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty in New York City from time to time as its prime rate.

       "Program Documents" means this Agreement, the Buyers' Certificates, the Purchase and Sale Agreement, the Lockbox Agreements, the Transfer Letters, the Servicing Agreement (if any), CPFC's articles of incorporation and by-laws, and such other agreements, documents and instruments as may be entered into and delivered by CPFC, the Seller or the Servicer in connection with the transactions contemplated by this Agreement and the Purchase and Sale Agreement.

       "Purchase" means an Incremental Purchase or a Reinvestment.

       "Purchase and Sale Agreement" means the Purchase and Sale Agreement dated as of June 12, 1996 between CPC, as seller, and CPFC, as purchaser, substantially in the form of Exhibit I hereto, as amended from time to time.

       "Purchase Notice" has the meaning set forth in Section 2.2.

       "Purchase Price" has the meaning set forth in Section 2.2.

       "Purchased Interest" means at any time an undivided percentage ownership interest equal to the Buyers' Interest at such time in (i) all right, title and interest of CPFC in, to and under each and every Receivable then outstanding,
(ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, (iv) all books and records relating thereto, and (v) all proceeds of the foregoing.

       "Qualified Bank" means (i) any bank or trust company organized under the laws of the United States or any state thereof or any branch or agency located in the United States of any bank or trust company organized under the laws of a foreign jurisdiction that is subject to supervision and examination by United States Federal or state banking authorities, that (x) has capital, surplus and undivided profits of at least $500,000,000 and (y) has Ratable Long-Term Debt rated A or higher by S&P, and (ii) any other bank (x) listed as a Qualified Bank on Schedule 1 hereto or (y) approved as a Qualified Bank by the Required Buyers; PROVIDED that as to any bank not meeting the standards set forth in clause (i),
(A) the Required Buyers may, upon not less than 30 days' notice to CPFC, specify that such bank shall no longer be a Qualified Bank hereunder and (B) prior to such bank acting as a Qualified Bank hereunder, the rating assigned to the Buyers' Certificates by S&P on the Closing Date shall be reaffirmed.

       "Quarterly Date" means each March 31, June 30, September 30 and December 31 (or, if such date is not a Business Day, the next succeeding Business Day).

       "Ratable Long-Term Debt" means, with respect to any Person, senior unsecured long-term debt of such Person without third party credit support.

       "Ratable Short-Term Debt" means, with respect to any Person, senior unsecured short-term debt of such Person without third party credit support.

       "Receivable" means at any time a trade receivable originated in connection with the sale of goods or the provision of services by Seller or an Eligible Subsidiary in its normal course of business, other than a receivable

(i) owing by any Obligor not domiciled in the United States or Canada, or (ii) owing by any Obligor that is an Affiliate of the Seller, unless, in each case,
(x) such Obligor has been approved in writing by the Required Buyers and (y) prior to any receivable of such Obligor being included within the definition of "Receivable" hereunder, the rating assigned to the Buyers' Certificates by S&P on the Closing Date shall be reaffirmed.

       "Receivables Information Memorandum" means the Crown Paper Funding Corporation Rated Receivables Purchase Facility Overview of Structure and Collateral dated as of April, 1996.

       "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

       "Reinvestment" has the meaning set forth in Section 3.7(c).

       "Related Security" means with respect to any Receivable: (a) all of the interest, if any, of Seller or an Eligible Subsidiary, as applicable, in the goods (including returned goods) the sale of which gave rise to such Receivable;
(b) all other security interests or liens and property subject thereto from time to time, if any, securing payment of such Receivable; and (c) all guarantees, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable.

       "Release" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. Section 9601(22). The term "Released" has a corresponding meaning.

       "Remainder" has the meaning set forth in Section 3.7(a).

       "Report Month" means each period beginning on the day after a Month-end Date and ending on the next succeeding Month-end Date.

       "Required Buyers" means, at any time prior to the Termination Date, Buyers having at least 51% of the total Commitments or, on or after the Termination Date, Buyers having at least 51% of the Adjusted Aggregate Net Investment; PROVIDED that for purposes of Section 3.5 only, "Required Buyers" means, at any time when no Termination Event exists, Buyers having at least 51% of the total Commitments or, on or after the Termination Date if no Termination Event exists, Buyers having at least 51% of the Adjusted Aggregate Net Investment plus, in each case covered by this PROVISO, the Collateral Agent.

       "Reserve Percentage" means, at any time, a percentage equal to the greater of 17%, and (ii) the sum of (x) the Loss Reserve Percentage at such time plus (y) the Dilution Reserve Percentage at such time.

       "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

       "Seller" means CPC and its successors in its capacity as Seller under the Purchase and Sale Agreement.

       "Servicer" means CPC, or, after a Servicing Transfer, such other Person which is the successor Servicer of the Receivables pursuant to a Servicing Agreement.

       "Servicer Termination Event" means any of the following:

       (i)  failure on the part of the Servicer to transfer or deposit funds
  (A) in respect of reductions in the Aggregate Net Investment on the date the Servicer is required to do so hereunder or (B) in respect of any other amount which the Servicer is required under the Program Documents to transfer or deposit and the continuation of such failure for a period of three Business Days; or failure on the part of the Servicer to remit any Settlement Statement or Daily Report when due and the continuation of such failure for a period of three Business Days; or

      (ii) failure on the part of the Servicer duly to observe or to perform in any material respect any other covenants or agreements of the Servicer set forth herein, in the Purchase and Sale Agreement, if applicable, or in the Servicing Agreement, which failure shall continue unremedied for a period of 10 Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by either Agent; or

     (iii) any representation, warranty or certification made by the Servicer herein or in the Servicing Agreement proves to have been incorrect in any material respect when made or deemed made; PROVIDED that it shall not constitute a Servicer Termination Event if such incorrect representation, warranty or certification arises from an error in a Daily Report that has been promptly remedied and has not resulted in the Adjusted Buyer's Interest exceeding 100%; or

      (iv)  an Event of Bankruptcy with respect to the Servicer.

       Notwithstanding the foregoing, a delay in or failure of performance referred to in clause (i) above for a period not to exceed two Business Days shall not constitute a Servicer Termination Event if such delay or failure could not have been prevented by the exercise of reasonable diligence by the Servicer or such delay or failure was caused by an Act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve the Servicer from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement, and the Servicer shall provide the Agents and each Buyer prompt notice of any such failure or delay, together with a description of its efforts so to perform its obligations.

       "Servicer's Compensation" means the compensation payable to the Servicer pursuant hereto or pursuant to the Servicing Agreement (if any).

       "Servicer's Compensation Reserve" means, on any date of determination, an amount equal to (i) the aggregate Outstanding Balance of Receivables times
(ii) 1.5% times (iii) two times Days' Sales Outstanding divided by 360; PROVIDED that, if the servicing of the Receivables is transferred to a successor Servicer as the result of a Servicing Transfer, the percentage set forth in clause (ii) above shall be increased to reflect any additional compensation payable to the successor Servicer.

       "Servicing Agreement" means any agreement between the Collateral Agent and any Person acting as Servicer, other than CPC, which agreement shall contain provisions concerning the servicing of Receivables substantially similar to the provisions contained herein and in the Purchase and Sale Agreement concerning the servicing of Receivables.

       "Servicing Transfer" has the meaning set forth in Section 3.5.

       "Settlement Date" means the fifteenth day of each month or, if such day is not a Business Day, the next succeeding Business Day.

       "Settlement Statement" has the meaning set forth in Section 6.2(b).

       "Special Obligor" means each Obligor listed on Schedule 2 hereto.

       "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. If not otherwise specified, Subsidiary shall mean a Subsidiary of Holdings.

       "Systems Letter" has the meaning set forth in Section 4.1(bb).

       "Temporary Cash Investments" means book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence (a) direct obligations of the United States or obligations guaranteed by the United States; (b) time deposits with, including certificates of deposit issued by, a bank whose Ratable Short-Term Debt is rated at least A-1+ by S&P; (c) commercial paper rated at least A-1+ by S&P; and (d) repurchase agreements with a Qualified Bank collateralized by obligations described in clause (a) above; in the case of each of (a) through (d) maturing within 30 days from the date of acquisition thereof.

       "Termination Date" means the earliest of (i) the Business Day which CPFC designates as such by written notice to the Agents at least 30 days prior to such Business Day, (ii) the "Final Purchase Date" as defined in the Purchase and Sale Agreement and (iii) the Expiry Date.

       "Termination Event" has the meaning set forth in Section 7.1.

       "Tranche" has the meaning set forth in Section 2.3.

       "Transfer Letter" means a letter substantially in the form of Appendix A to Exhibits F-1 and F-2.

       "Transferor's Interest" means, at any time, the amount expressed as a percentage equal to 100% minus the Buyers' Interest at such time.

       "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; PROVIDED that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection as to any interest in Receivables, any Related Security, any Collections thereon, any books and records relating thereto or proceeds of the foregoing is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

       "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

       "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

       "Yield" means, with respect to any Yield Accrual Period for any Tranche on any date of determination thereof, an amount equal to the following:

            YR x T x   AD
                      -----
                      Basis

where:

  YR   =    the Yield Rate applicable to such Yield Accrual Period for such
            Tranche;

  T    =    the amount of the Tranche to which such Yield Accrual Period applies;

  AD   =    the actual number of days (including the first but excluding the last day) in such Yield Accrual Period; and

  Basis= 365 for any Yield Rate based on the Prime Rate and 360 for all other Yield Rates;

PROVIDED that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law.

       "Yield Accrual Period" means:

       (a) with respect to any Tranche the Yield Rate of which is the Euro-Dollar Rate, each period commencing on the date a portion of the Aggregate Net Investment is allocated to such Tranche pursuant to Section 2.3 and ending on the numerically corresponding day in the first, second, third or sixth (as selected by CPFC) calendar month thereafter, except that (i) if such day is not a Euro-Dollar Business Day, such Yield Accrual Period shall end on the next succeeding Euro-Dollar Business Day (provided that if such Euro-Dollar Business Day is in a subsequent calendar month, such Yield Accrual Period shall end on the next preceding Euro-Dollar Business Day) and (ii) each Yield Accrual Period that commences on the last Euro-Dollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month;

       (b) with respect to any Tranche the Yield Rate of which is the Fixed CD Rate, each period commencing on the date a portion of the Aggregate Net Investment is allocated to such Tranche pursuant to Section 2.3 and ending on the day which falls 30, 60 or 90 (as selected by CPFC) days thereafter (or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day); and

       (c) with respect to any Tranche the Yield Rate of which is the Base Rate, each period commencing on the date a portion of the Aggregate Net Investment is allocated to such Tranche pursuant to Section 2.3 and ending on the earlier of (i) with respect to any amount of prepayment of any portion of the Aggregate Net Investment related to such Tranche, the date of such prepayment and (ii) the next succeeding Quarterly Date;

PROVIDED that (i) any Yield Accrual Period which commences prior to the Expiry Date and would otherwise end after the Expiry Date shall end on the Expiry Date,
(ii) any Yield Accrual Period commencing on or after the Termination Date shall be a period of one day, and (iii) for purposes of Section 3.8 only, any Yield Accrual Period which commences prior to the Termination Date and would otherwise end after the Termination Date shall, if such Termination Date occurred due to an Event of Bankruptcy with respect to CPFC, CPC or Holdings, end on the Termination Date.

       "Yield Accrual Period Selection Notice" has the meaning set forth in
Section 2.3.

       "Yield Rate" means, (a) the Euro-Dollar Rate, (b) the Fixed CD Rate or
(c) the Base Rate; PROVIDED that the Yield Rate shall not, commencing on the Termination Date (or, if a Termination Date has occurred due to the occurrence of a Termination Event described in Section 7.1(q), commencing on the day in respect of such Termination Event on which the Adjusted Buyers' Interest first exceeded 100%), exceed a per annum rate equal to the sum of the rate specified in clause (i) of the definition of "Base Rate", as in effect for the Business Day preceding the Termination Date (or such day on which the Adjusted Buyers' Interest first exceeded 100%), plus 2%.

       "Yield Reserve" means, for any date of determination, the sum of (i) the accrued and unpaid Yield on such date, (ii) the Liquidation Yield on such date,
(iii)
the accrued and unpaid Commitment Fees on such date, (iv) the accrued and unpaid Servicer's Compensation on such date and (v) the Servicer's
Compensation Reserve on such date.

       "Yield Reserve Requirement" means an amount equal at any time to the product of (x) Aggregate Net Investment at such time times (y) the rate determined under clause (i) of the definition of "Base Rate" at such time, plus 2% times (z) 5 divided by 360.

       SECTION 1.2. UCC TERMS. With respect to the Purchased Interest, terms not otherwise defined herein which are defined in the UCC shall, unless the context otherwise requires, have the meanings set forth therein.

       SECTION 1.3. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.


                                   ARTICLE 2

                                    PURCHASES


       SECTION 2.1. SALE AND ASSIGNMENT. At the time of each Purchase, CPFC hereby sells and assigns to the Buyers, and the Buyers hereby purchase from CPFC, the Purchased Interest. Each such sale, subject only to the provisions of
Section 3.9 hereof, shall be without recourse.

       SECTION 2.2. INCREMENTAL PURCHASES. (a) Subject to the terms and conditions hereof, CPFC may from time to time on and after the Closing Date to but excluding the Termination Date at its option sell to the Buyers, and the Buyers agree to purchase (an "Incremental Purchase") from CPFC for the purchase price (the "Purchase Price") set forth in the Purchase Notice for such Incremental Purchase, undivided percentage ownership interests in each and every Receivable, together with the Related Security, Collections, books and records related thereto and other proceeds with respect thereto; PROVIDED that the Buyers shall have no obligation to make an Incremental Purchase if (i) the Purchase Price is in excess of the Available Commitment or

(ii) after giving effect to such Incremental Purchase, the Adjusted Buyers' Interest would exceed 100%. The Purchase Price for an Incremental Purchase shall be paid in the form of Dollars. Each Incremental Purchase shall be in an amount of $1,000,000 or any integral multiple of $100,000 in excess thereof; PROVIDED that if at the time of any Incremental Purchase the then Available Commitment is less than the minimum amount required, CPFC may request an Incremental Purchase for a Purchase Price equal to the Available Commitment. Each Buyer's obligation to make purchases hereunder is ratable in the proportion its Commitment bears to the total Commitments and is several and not joint, and the failure of any Buyer to perform any of its obligations hereunder shall not require the performance of such obligations by either Agent or any other Buyer.

       (b) CPFC shall provide the Administrative Agent with a notice substantially in the form of Exhibit B hereto (a "Purchase Notice") prior to each Incremental Purchase at the time specified in Section 2.3 for delivery of the appropriate Yield Accrual Period Selection Notice. Upon receipt of such Purchase Notice, the Administrative Agent shall promptly provide each Buyer with a copy of such Purchase Notice, and advise it of its ratable share of the Purchase Price for such Incremental Purchase. Not later than 12:00 Noon (New York City time) on the day of any Incremental Purchase, each Buyer shall make available in Federal or other funds immediately available in New York City its pro rata share of the Dollar portion of the Purchase Price for such Incremental Purchase to the Administrative Agent. The amount so received by the Administrative Agent shall be deposited in CPFC's account as notified by CPFC in like funds. Each Purchase Notice shall be irrevocable and binding on CPFC when delivered to the Buyers.

       SECTION 2.3. TRANCHES; YIELD ACCRUAL PERIODS; YIELD RATES. (a) CPFC shall for each Incremental Purchase and thereafter prior to the expiry of each Yield Accrual Period allocate portions of the Aggregate Net Investment (any such portion so allocated being herein referred to as a "Tranche") to carry a Yield at a Yield Rate to be selected by CPFC for a Yield Accrual Period to be selected by CPFC, to commence on the date of such Incremental Purchase or on the last day of the Yield Accrual Period then expiring; PROVIDED that the Aggregate Net Investment may be so allocated to no more than five Tranches at any one time.

The amount of each Tranche selected by CPFC shall be in an amount of $1,000,000 or any integral multiple of $100,000 in excess thereof. Notwithstanding the foregoing, no minimums shall apply to Tranches with Yield Accrual Periods commencing on or after the Termination Date.

       (b) CPFC shall give the Administrative Agent (who shall give such notice to the Buyers) notice of the amount, Yield Rate and Yield Accrual Period (a "Yield Accrual Period Selection Notice") for each Tranche, such notice to be substantially in the form of Exhibit C hereto and to be received by the Administrative Agent not later than 10:00 A.M. (New York City time) on the number of days prior to (or on) the first date of the requested Yield Accrual Period set forth below:

  Notice                            Number of Days Prior
  ------                            --------------------
Yield Accrual Period with a         3 Euro-Dollar
Euro-Dollar Rate Yield Rate         Business Days

Yield Accrual Period with
a Fixed CD Rate Yield Rate          3 Business Days

Yield Accrual Period with a         First day of
Base Rate Yield Rate                requested Yield
                                    Accrual Period

Each Yield Accrual Period Selection Notice shall be irrevocable once given to the Buyers. If (x) CPFC fails to provide a Yield Accrual Period Selection Notice on a timely basis prior to the expiry of a Yield Accrual Period, or (y) the Administrative Agent determines that the Yield Rate and Yield Accrual Period requested by CPFC is unavailable pursuant to Section 9.1 or 9.2 hereof, or (z) such Yield Accrual Period commences on or after the Termination Date, the Yield Rate shall be the Base Rate and the related Yield Accrual Period shall be as provided therefor in the definition of "Yield Accrual Period".

       SECTION 2.4.    FEES.  CPC shall pay the following fees:

       (i) on the Closing Date to the Administrative Agent for the account of each Buyer, a fee equal to 1/10 of 1% of such Buyer's Commitment;

      (ii) on the Closing Date to S&P, all fees and expenses of S&P in connection with the rating of the Buyers' Certificates;

     (iii) on the Closing Date to Davis Polk & Wardwell, special counsel to the Agents, all reasonable fees and expenses of Davis Polk & Wardwell, invoiced not less than seven days prior to the Closing Date in connection with the preparation of the Program Documents; and

      (iv) on the Closing Date, to the Collateral Agent, for its own account such fees and compensation in such amounts as are set forth in the letter dated March 27, 1996.

       SECTION 2.5. OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS. CPFC may, upon at least three Business Days' notice to the Administrative Agent, reduce in whole or from time to time in part the total Commitments (but not below the Aggregate Net Investment) by an aggregate amount of $1,000,000 or any multiple of $100,000 in excess thereof. Any reduction in the total Commitments shall cause a pro rata reduction in the Commitment of each Buyer.

       SECTION 2.6. PAYMENTS UNDER CERTAIN CIRCUMSTANCES. CPFC may at any time at its option reduce the Aggregate Net Investment by directly paying monies to the Administrative Agent for distribution to the Buyers for application to such Tranche or Tranches as CPFC shall direct; PROVIDED that:

       (i) no such reduction may be made in respect of any Tranche accruing Yield at the Euro-Dollar Rate or the Fixed CD Rate unless (A) it is in an amount equal to the lesser of (x) $1,000,000 (or a multiple of $100,000 in excess thereof) and (y) the amount of such Tranche and, if it is a partial reduction of such Tranche, the amount of the remaining portion of such Tranche shall not be less than $1,000,000, and (B) it is at the end of the Yield Accrual Period therefor;

      (ii) no such reduction may be made in respect of any Tranche accruing Yield at the Base Rate unless it is in an amount equal to the lesser of (x) $1,000,000 (or a multiple of $100,000 in excess thereof) and (y) the amount of such Tranche and, if it is a partial reduction of such Tranche, the amount of the remaining portion of such Tranche shall not be less than $1,000,000;

     (iii) no such reduction shall be made unless CPFC shall have determined, based on consultation with its chief accounting officer, that the amount of such reduction will have no effect on the treatment of sales of interests in the Receivables to the Buyers hereunder as sales in accordance with GAAP;

      (iv) notice shall be given to the Administrative Agent (x) at least two Business Days prior to the reduction of any Tranche accruing Yield at the Fixed CD Rate, (y) at least three Euro-Dollar Business Days prior to the reduction of any Tranche accruing Yield at the Euro-Dollar Rate, and (z) on or prior to the date of a reduction of any Tranche accruing Yield at the Base Rate; and

       (v)  subject to Section 2.8, CPFC may revoke a notice given under clause
  (iv).

       SECTION 2.7. GENERAL PROVISIONS AS TO PAYMENTS. (a) All amounts to be paid to the Agents or the Buyers hereunder shall be paid in accordance with the terms hereof not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 10.1.
 No such amount shall, except as provided in the FURTHER PROVISO in Section 3.9, be deemed paid by virtue of its deposit in the Collection Account or the Cash Collateral Account. Except as provided in the FURTHER PROVISO in
Section 3.9 and in Section 2.6, payment in respect of Aggregate Net Investment, Yield and Servicer's Compensation shall be paid (and shall be due and payable) only out of Collections pursuant to Sections 3.7 and 3.8; Commitment Fees and Other Expenses shall be paid pursuant to Sections 3.7 and 3.8, or if not so paid, shall in any event be payable by CPFC in arrears on each Quarterly Date (in the case of Commitment Fees) or when due (in the case of Other Expenses). Amounts payable to the Agents or the Buyers under any provision of Section 3.7 or 3.8 should be paid ratably to the extent of funds available. CPFC shall, to the extent permitted by law, pay to the Agents or the Buyers upon demand, interest on all amounts not paid when due and payable hereunder at a rate equal to the rate determined under clause (i) of the definition of "Base Rate"

(calculated on the basis of a year of 365 days and actual days elapsed) plus 2% per annum. All computations by the Agents of amounts payable hereunder shall be binding and conclusive absent manifest error.

       (b) The Buyers' Interest shall be calculated by the Servicer for purposes of each Purchase Notice and each Daily Report. If the Servicer shall fail to promptly calculate the Buyers' Interest as required herein, the Collateral Agent may calculate the Buyers' Interest. All calculations of the Buyers' Interest shall be rounded to the nearest 1/100 of 1% (with any calculation that yields 5/1000 of 1% as a last digit being rounded upward).

       SECTION 2.8. FUNDING LOSSES. If for any reason in respect of any Tranche the Yield Rate of which is determined by reference to the Euro-Dollar Rate or Fixed CD Rate, a reduction is effected on any day other than the last day of the Yield Accrual Period selected or applicable thereto or the relevant Tranche is otherwise not outstanding for the duration of such Yield Accrual Period or if CPFC fails to complete an Incremental Purchase or a reduction of the Aggregate Net Investment after notice has been given to the Buyers in accordance with Section 2.2 or 2.6, CPFC shall reimburse each Buyer within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Tranche), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin. Any such Buyer making such demand for reimbursement shall deliver to CPFC a certificate, supported where applicable by documentary evidence, explaining the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.


                                  ARTICLE 3

                                   ASSIGNMENT;
                  COLLECTION AND ADMINISTRATION OF RECEIVABLES


       SECTION 3.1. ASSIGNMENT. (a) CPFC and the Buyers intend the sale of the Purchased Interest hereunder to be a true sale of all of CPFC's right, title and interest in, to and under the Receivables, the Related Security, all

Collections, all books and records related thereto and all proceeds of the foregoing to the extent of the Buyers' Interest, providing the Buyers with the full benefits of ownership of the same, and CPFC and the Buyers do not intend this transaction to be, or for any purpose to be characterized as, a loan secured by such Receivables, Related Security, Collections, books and records and proceeds. Notwithstanding whether a court would characterize the sale of the Purchased Interest hereunder as a loan rather than a true sale, in order to secure its obligations under this Agreement and to further assure the transfer of the Purchased Interest, CPFC hereby grants, pledges and assigns as security to the Collateral Agent for the benefit of the Buyers and the Agents:

       (i) the Cash Collateral Account and all funds held therein, all income from the investment of funds in the Cash Collateral Account and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Account or such investments;

      (ii) all right, title and interest of CPFC in, to and under the Receivables, together with all Related Security and Collections related thereto;

     (iii) all right, title and interest of CPFC in, to and under the Purchase and Sale Agreement, including all monies due and to become due to CPFC from the Seller under or in connection therewith, whether as Receivables or fees, expenses, costs, indemnities, insurance recoveries, damages for breach or otherwise, and all rights, remedies, powers, privileges and claims of CPFC against the Seller under or with respect to the Purchase and Sale Agreement (whether arising pursuant to the terms of the Purchase and Sale Agreement or otherwise available at law or in equity);

      (iv) all right, title and interest of CPFC in, to and under each of the other Program Documents (excluding this Agreement) (whether as an original party thereto, as assignee or otherwise), including all monies due and to become due to CPFC under or in connection with such other Program Documents, and all rights, remedies, powers, privileges, benefits and claims of CPFC under or with respect to such other Program Documents (whether arising pursuant to the terms of such Program Documents or otherwise available at law or in equity);

       (v) the Collection Account and all funds held therein, all income from the investment of funds in the Collection Account and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such investments;

      (vi) all Lockboxes, Lockbox Accounts and all funds held therein, all income from the investment of funds in the Lockbox Accounts and all certificates and instruments, if any, from time to time in such Lockboxes or representing or evidencing the Lockbox Accounts or such investments;

     (vii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the foregoing;

    (viii) all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) relating to any of the above; and

      (ix) all substitutions for and proceeds of any of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof) or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

       Notwithstanding the foregoing, no obligation or liability of CPFC, the Seller or the Servicer under any Receivables or any related Contracts, or CPFC under the Purchase and Sale Agreement, shall be assumed by the Agents or the Buyers, and any such assumption is hereby expressly disclaimed.

       (b) CPFC shall monitor and require compliance by the Seller with its obligations under the Purchase and Sale Agreement, shall exercise its rights and remedies thereunder so as to be afforded the benefits intended to accrue to it thereunder and shall, in the event of any default by the Seller in performance of its obligations thereunder, exercise any and all of its rights and remedies under the Purchase and Sale Agreement to the extent and in the manner directed by the Collateral Agent.

       SECTION 3.2. ACCOUNTS AND COLLECTIONS. (a) All Obligors shall be instructed to cause all Collections of the Receivables to be either (i) mailed directly to a Lockbox with a Qualified Bank which has entered into a Lockbox Agreement governing such Lockbox and the related Lockbox Account (which shall be a separate and segregated account) or (ii) electronically transferred to a Lockbox Account or the Collection Account. If CPFC or the Servicer receives any Collections on the Receivables, it shall hold such Collections in trust for the Buyers in respect of the Purchased Interest. All Lockbox Accounts shall be swept daily into (and as soon as possible, but in any event not later than two Business Days after receipt of any Collections on the Receivables by CPFC or the Servicer other than through a Lockbox Account, such Collections shall be deposited in) a single collection account (the "Collection Account") to be at all times maintained with a Qualified Bank which has entered into a Collection Account Agreement (the "Collection Account Agreement") (which shall be substantially in the form of Exhibit F-2 hereto which has been executed and delivered to the Collateral Agent; PROVIDED that if such Qualified Bank's certificates of deposit are not at the time rated A-1+ by S&P the Collection Account shall be a corporate trust account at such Qualified Bank. Each Lockbox Account and the Collection Account shall be in the names of CPFC and the Collateral Agent, and the funds deposited in each such Account shall consist solely of Collections on the Receivables and shall not be commingled with any other funds of CPFC or the Servicer or any other Person. Any funds in a Lockbox Account or the Collection Account which are not held as a deposit in such account but are invested shall be invested in Cash Collateral Account Investments. The location of each Lockbox and the number and location of each Lockbox Account and the Collection Account on the Closing Date is set forth on
Schedule 1 hereto and such locations and account numbers shall not be changed, and no new Lockbox or Lockbox Account shall be added, without 30 days' prior written notice to the Collateral Agent.

       (b) At all times during the term of this Agreement the Collateral Agent shall maintain an account in its name, on behalf of the Buyers, and under its control

(the "Cash Collateral Account") for the deposit of all amounts to be deposited in such account hereunder; PROVIDED that if the Collateral Agent's certificates of deposit are not at the time rated A-1+ by S&P the Cash Collateral Account shall be a corporate trust account at the Collateral Agent. Upon allocation by the Servicer of the Buyer's share of New Collections in accordance with Section 3.7 or 3.8, the Collateral Agent shall allocate amounts in the Cash Collateral Account to the Yield Reserve Requirement, Yield, Commitment Fees and Aggregate Net Investment in accordance with Sections 3.7 and 3.8.

       (c) Amounts on deposit in the Cash Collateral Account shall be invested from time to time in Cash Collateral Account Investments selected by the Collateral Agent. Interest or other earnings on Cash Collateral Account Investments in the Cash Collateral Account shall be credited to such account and, on each Quarterly Date prior to the Termination Date shall (provided no Termination Event and no Potential Termination Event has occurred and is then continuing) be paid to CPFC and shall, commencing on the Termination Date, be applied in accordance with Section 3.8. The Collateral Agent shall have no liability in respect of the Cash Collateral Account Investments or any returns or losses thereon.

       SECTION 3.3.    ADMINISTRATION OF RECEIVABLES.

       (a) CPFC shall, or shall cause the Servicer to (in which event the Servicer shall), maintain all books and records relating to the Receivables as may be necessary or advisable for the administration, servicing and collection of the Receivables (including, without limitation, duplicate records and/or system redundancy so as to enable the reconstruction of essential records in the event of any reasonably foreseeable casualty) and all other information necessary to establish or evidence the Buyers' right, title and interest in and to the Purchased Interest, such records and information to be prepared and maintained in a manner and utilizing procedures no less adequate than the manner and procedures in effect on the date hereof. The Servicer shall not encumber, or permit any party other than the Buyers to encumber, any right, title or interest in such books and records. All Receivables will be identified under one or more computer codes not used for any other accounts receivable or any other accounting items of CPFC or any other Person and will be readily identifiable and otherwise segregated from all other accounts receivable and other accounting items of CPFC, the Seller, the Servicer and any other Person. Any printout listing the Receivables will indicate that CPFC owns the Receivables and that the Buyers own the Purchased Interest in the Receivables.

       (b) The administration, servicing and collection of the Receivables shall be the responsibility of the Servicer. Until a Servicing Transfer shall have occurred, CPC will act as Servicer. The Servicer shall, to the fullest extent permitted by law, have the power and authority, on behalf of CPFC, to take such actions in respect of any such Receivable as the Servicer may deem advisable and are consistent with the terms of this Agreement. The Servicer agrees to exercise the same degree of skill and care and apply the same standards, policies, procedures and diligence that it would apply to the performance of the same functions with respect to its own accounts receivable. The Servicer shall comply in all material respects with all applicable legal requirements in the performance of its administrative, servicing and collection functions hereunder.

       (c) CPFC will at all times observe and perform, or cause to be observed and performed, all obligations and undertakings to the Obligors arising in connection with each Receivable and the related Contract. The Servicer shall endeavor to collect or cause to be collected from the Obligor under each Receivable, as and when due, all amounts payable thereunder in accordance with the Credit and Collection Policy. Neither CPFC nor the Servicer shall do anything to modify the terms of any Receivable, except in accordance with the Credit and Collection Policy, if such modification would materially adversely affect CPFC or cause a Termination Event, or would materially impair the rights of the Buyers in and to the Purchased Interest; PROVIDED that (i) CPFC or the Servicer may grant, or permit to be granted, to the Obligor under any Receivable, any Dilution Factor which the Servicer in good faith believes is justified, subject to the provisions of Section 3.9(c), and (ii) the Servicer may take or permit to be taken such action to collect Receivables as it may deem advisable, including resale of any repossessed, returned or rejected goods and rescheduling through extension or otherwise of payments due under any Receivable so long as such action is consistent with the Servicer's historical collection practices as modified from time to time in accordance with this Section.

Neither CPFC nor the Servicer shall change the fundamental nature of its business or the Credit and Collection Policy in a manner that would materially adversely affect CPFC or materially impair the collectibility of the Receivables (it being understood that the Servicer may amend the Credit and Collection Policy as long as such amendment does not materially adversely affect CPFC or materially impair the collectibility of the Receivables). In the event of a default under any Receivable, the Servicer shall be entitled to sue thereon in the name of CPFC and CPC and, if and only if the Collateral Agent, acting upon the instructions of the Required Buyers, consents in writing, as agent of the Buyers.

       SECTION 3.4.    SERVICER'S COMPENSATION.   The Servicer's Compensation
shall be paid to the Servicer in accordance with Sections 3.7 and 3.8 hereof. Servicer's Compensation payable to CPC as Servicer shall accrue on each day until the earlier of the Final Payment Date and the date of a Servicing Transfer, in an amount equal to the product of (i) 1.5% per annum (calculated on the basis of a year of 360 days) times (ii) the aggregate Outstanding Balance of Receivables on such day.

       SECTION 3.5. SERVICING TRANSFER. The Required Buyers may, upon the occurrence and during the continuation of a Termination Event, by directing the Administrative Agent to deliver notice to such effect to CPFC and the Servicer, terminate the services of the then Servicer under the Program Documents and transfer (a "Servicing Transfer") the servicing of the Receivables to the Collateral Agent or affiliated or unaffiliated contractors engaged by the Collateral Agent to act as Servicer. The Collateral Agent agrees that if no other Servicer is engaged it will act as Servicer hereunder. Such Servicing Transfer shall be effective immediately if a Servicer Termination Event is then in existence but shall otherwise be effective 30 days after delivery of the notice thereof. Notwithstanding the Servicing Transfer, pending the commencement of the servicing of the Receivables by the successor Servicer, the terminated Servicer shall continue to be obligated to service the Receivables pursuant hereto. The terminated Servicer, after receiving a notice of a Servicing Transfer shall, at its expense, deliver to the Collateral Agent or the successor Servicer, as and when directed by the Collateral Agent, (i) a schedule of the Receivables indicating, as to each Receivable, applicable information as to the related Obligor and the Outstanding Balance and (ii) copies of all of the Servicer's records relating to such Receivables. To the extent that compliance with this Section 3.5 shall require the Servicer to disclose to the successor Servicer information of any kind which the Servicer reasonably deems to be confidential, the successor Servicer shall be required to enter into such customary licensing and confidentiality agreements as the Servicer shall deem necessary to protect its interest. Neither CPFC nor the Servicer shall be liable for any acts or omissions of the successor Servicer.

       SECTION 3.6. PROTECTION OF PURCHASED INTEREST. (a) CPFC and the Servicer shall, from time to time, do and perform any and all acts and execute any and all documents (including, without limitation any amendment, supplement or continuation of any financing statements under the UCC, the execution of any instrument of transfer, the giving of notice of the Purchased Interest to any Obligor and the making of notations in the records) as may be necessary, or as may be requested by the Collateral Agent, in order to effect the purposes of this Agreement and to protect the Purchased Interest against all Persons whomsoever. To the fullest extent permitted by applicable law, the Collateral Agent shall be permitted to sign and file financing and continuation statements with respect to any of the items set forth in clauses (i) through (viii) of
Section 3.1. In furtherance of the foregoing, CPFC hereby constitutes and appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of CPFC, to execute and file financing statements and continuation statements.

       (b) CPFC shall not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC) or relocate its chief executive office or any office where records are kept to a different city or county unless it shall have (i) given the Collateral Agent at least 30 days' prior written notice thereof and (ii) delivered to the Agent and each Buyer an opinion of counsel (which counsel and which opinion shall be satisfactory to the Collateral Agent) to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to perfect and protect the Purchased Interest, for the period specified in such opinion, against all creditors of and purchasers from CPFC have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full. CPFC shall at all times maintain its chief executive office within a jurisdiction of the United States in which Article 9 of the Uniform Commercial Code (1972 or later revision) is in effect.

       (c) CPFC shall, promptly upon the request of the Collateral Agent (but no more, as to each of (x) and (y), than once in any calendar year unless a Termination Event or Potential Termination Event has occurred and is then continuing), provide to the Collateral Agent either or both of (x) an opinion of counsel to the effect set forth in clause (ii) of subsection (b) above and (y) a report of counsel (which counsel may be in-house counsel and which report shall be satisfactory to the Collateral Agent) summarizing the results of such counsel's investigation as to CPFC's compliance with the provisions of its articles of incorporation and by-laws relating to corporate separateness and CPFC's special purpose (contained in Articles II, VI or VII of its articles of incorporation and Sections 2.3 or 5.3 of its by-laws) and as to CPC's compliance with Section 6.8 of the Purchase and Sale Agreement.

       (d) CPFC and the Servicer agree that, subject to applicable laws, the Collateral Agent shall have the right, prior to the occurrence of a Termination Event if CPFC or the Servicer fails to do so, or at any time after the occurrence of a Termination Event, to do all such acts and things as are reasonably necessary to protect the interests of the Buyers, including, without limitation, confirmation and verification of the existence, amount and status of the Receivables and collection and enforcement of the Receivables, and that CPFC and the Servicer shall cooperate fully to give effect to the foregoing.

       SECTION 3.7. PRE-TERMINATION PROCEDURES; REINVESTMENT. (a) On each Business Day after the Closing Date but prior to the Termination Date, the Servicer shall allocate to the Buyers an amount equal to the product of (x) the Buyers' Interest (as set forth on the Daily Report prepared for such Business
Day) multiplied by (y) the sum of (i) Collections theretofore received in Lockbox Accounts (or otherwise) and to be deposited in the Collection Account on such Business Day and (ii) amounts already on deposit in the Collection Account and not previously applied and accounted for pursuant to this Section 3.7 (the amount described in this clause (y) referred to as "New Collections"). Such Buyers' share of New Collections shall be held or applied on such Business Day in the following order of priority:

       (i) first, if the amount then on deposit in the Cash Collateral Account with respect to the Yield Reserve Requirement does not equal the then Yield Reserve Requirement to be deposited in the Cash Collateral Account and held in respect thereof, an amount equal to the excess of (x) the then Yield Reserve Requirement over (y) the amount then on deposit with respect to the Yield Reserve Requirement;

      (ii) second, to be deposited in the Cash Collateral Account and there held until application pursuant to (1) below, with respect to each Tranche, an amount equal to the excess of (x) all Yield accrued and unpaid for such Tranche to such day over (y) the amount theretofore held, and then on deposit, with respect to Yield on such Tranche pursuant to this clause
  (ii);

     (iii) third, to be deposited in the Cash Collateral Account and there held until application pursuant to (2) below, an amount equal to the excess of (x) all accrued and unpaid Commitment Fees to such day over (y) the amount theretofore held, and then on deposit, with respect to such Commitment Fees pursuant to this clause (iii) or clause (b)(ii) below;

      (iv) fourth, to be paid to the Agents and the Buyers on such day, any Other Expenses due to the Agents and the Buyers not paid pursuant to clause
  (b)(i) below;

       (v) fifth, to be paid to the Servicer on such day, an amount which will equal, for each day (to and including such Business Day) as to which there is accrued and unpaid Servicer's Compensation (an "accrual day") an amount equal to (x) the Buyers' Interest as of the close of business on the Computation Date for such accrual day times (y) the Servicer's Compensation accrued on such accrual day; and

      (vi) sixth, the remainder of such Buyers' share of New Collections (the "Remainder") shall be applied in accordance with Section 3.7(c) hereof.

       Payments of amounts so allocated and held in the Cash Collateral Account shall be made as follows:

       (1) On the last day of each Yield Accrual Period for a Tranche (or to the extent funds are insufficient therefor, as funds become available on each of the succeeding five Business Days), the Collateral Agent shall withdraw from the Cash Collateral Account and distribute to the Buyers the Yield accrued with respect to such Yield Accrual Period which was retained in the Cash Collateral Account with respect thereto pursuant to clause (ii) above and, if necessary to pay all Yield accrued, shall apply moneys to pay such Yield from amounts in the Cash Collateral Account in respect of the Yield Reserve Requirement.

       (2) On each Quarterly Date, the Collateral Agent shall withdraw from the Cash Collateral Account and pay to the Administrative Agent for distribution to the Buyers the Commitment Fees accrued since the last Quarterly Date and retained in the Cash Collateral Account with respect thereto pursuant to clause (iii) above or clause (b)(ii) below.

       (3) On any Business Day, the Collateral Agent shall withdraw from the Cash Collateral Account and pay to CPFC an amount, if any, equal to the excess of (A) the amount on deposit in the Cash Collateral Account with respect to the Yield Reserve Requirement over (B) the then Yield Reserve Requirement.

       (b) On each Business Day after the Closing Date but prior to the Termination Date, the Servicer shall allocate to CPFC, as its share of New Collections, an amount equal to the product of (x) the Transferor's Interest (as set forth on the Daily Report prepared for such Business Day) multiplied by (y) New Collections. CPFC's share of New Collections shall be held or applied on such Business Day in the following order of priority:

       (i) first, to be paid to the Agents and the Buyers on such day, an amount equal to all Other Expenses due to the Agents and the Buyers under the Program Documents;

      (ii) second, to be deposited in the Cash Collateral Account and there held until application pursuant to (a)(2) above, an amount equal to the excess of (x) all accrued and unpaid Commitment Fees to such day over (y) the sum of (A) the amount theretofore held, and then on deposit, pursuant to this clause (ii) and (B) the amount theretofore held, and then on deposit, or allocated on such Business Day, pursuant to clause (a)(iii) above;

     (iii) third, to be paid to the Servicer on such day, an amount which will equal, for each accrual day, (x) the Transferor's Interest as of the close of business on the Computation Date for such accrual day times (y) the Servicer's Compensation accrued on such accrual day; and

      (iv) fourth, any remaining amount of CPFC's share of New Collections shall be paid to CPFC.

       (c) On each Business Day after the Closing Date but prior to the Termination Date, (A) Available Collections, up to the amount of the Aggregate Net Investment, shall be allocated to one or more of the following applications, as CPFC shall specify in a notice to the Servicer and the Collateral Agent:

       (i) all or any portion of the Remainder may be deposited in the Cash Collateral Account to be held in respect of Aggregate Net Investment, to reduce Adjusted Aggregate Net Investment; or

      (ii) all or any portion of the Available Collections may be paid to the Administrative Agent for distribution to the Buyers to reduce Aggregate Net Investment (and, in such event, CPFC shall give notice to the Administrative Agent as to which Tranches shall be reduced); or

     (iii) all or any portion of the Available Collections may be automatically reinvested (each such reinvestment, a "Reinvestment") by the Collateral Agent on behalf of the Buyers, and thus paid to CPFC, subject to the provisions of Section 4.3;

PROVIDED that any payment of a Tranche bearing interest at the Euro-Dollar Rate or Fixed CD Rate shall be subject to clauses (i), (iv) and (v) of Section 2.6 and (B) Available Collections in excess of the Aggregate Net Investment shall be paid to CPFC.

       SECTION 3.8. POST-TERMINATION PROCEDURES. (a) On the Termination Date and on each Business Day thereafter to and including the Final Payment Date, the Servicer shall allocate to the Buyers an amount equal to the product of (x) the Buyers' Interest (as set forth on the Daily Report prepared for such Business Day) multiplied by (y) New Collections. Such Buyers' share of New Collections shall be immediately paid over to the Cash Collateral Account and, together with all other monies then on deposit in the Cash Collateral Account, held or distributed on such Business Day in the following order of priority:

       (i) first, to pay to the Administrative Agent for distribution to the Buyers an amount equal to accrued and unpaid Yield with respect to each Tranche having a Yield Accrual Period ending on or before such Business Day;

      (ii) second, if there is any Yield Accrual Period for a Tranche which is not ending on such Business Day, then, to be held in the Cash Collateral Account until application pursuant to clause (i), with respect to each such Tranche bearing interest at an amount equal to the Yield accrued and unpaid for such Tranche to such day;

     (iii) third, to pay to the Administrative Agent for distribution to the Buyers accrued and unpaid Commitment Fees;

      (iv) fourth, to pay to the Servicer, for each accrual day for which the Servicer is not an Affiliate of CPFC, an amount equal to (x) the Buyers' Interest as of the close of business on the Computation Date for such accrual day times (y) the Servicer's Compensation (other than any Excess Servicer's Compensation) accrued on such accrual day;

       (v) fifth, to be held in the Cash Collateral Account until the Final Payment Date, an amount equal to 1% of Aggregate Net Investment;

      (vi) sixth, to pay to the Administrative Agent for distribution to the Buyers an amount in reduction of the Aggregate Net Investment, applying such amount only to Tranches whose Yield Accrual Period ends on such Business Day and Tranches whose Yield Rate is the Base Rate;

     (vii) seventh, to be held in the Cash Collateral Account until applied pursuant to clause (vi), an amount equal to the sum of the Tranches whose Yield Accrual Periods do not end on such Business Day and whose Yield Rate is not the Base Rate;

    (viii) eighth, to pay to the Agents and the Buyers any Other Expenses, incurred or accrued, owing to the Agents and the Buyers not paid pursuant to clause (b)(iii) below;

      (ix) ninth, to pay to the Servicer, for each accrual day for which the Servicer is not an Affiliate of CPFC, an amount equal to (x) the Buyers' Interest as of the close of business on the Computation Date for such accrual day times (y) the Excess Servicer's Compensation accrued on such accrual day;


       (x) tenth, to pay to the Servicer, for each accrual day for which the Servicer is an Affiliate of CPFC, an amount equal to (x) the Buyers' Interest as of the close of business on the Computation Date for such accrual day times (y) the Servicer's Compensation accrued on such accrual day; and

      (xi) eleventh, the balance shall be held in the Cash Collateral Account for future application as aforesaid.

       (b) On the Termination Date and on each Business Day thereafter to and including the Final Payment Date, the Servicer shall allocate to CPFC, as its share of New Collections, an amount equal to the product of (x) the Transferor's Interest (as set forth on the Daily Report prepared for such Business Day) multiplied by (y) New Collections. CPFC's share of New Collections shall be applied on such Business Day in the following order of priority:

       (i) first, to pay to the Servicer, for each accrual day for which the Servicer is not an Affiliate of CPFC, an amount equal to (x) the Transferor's Interest as at the close of business on the Computation Date for such accrual day times (y) the Servicer's Compensation accrued on such accrual day;

      (ii) second, for deposit into the Cash Collateral Account, accrued and unpaid Commitment Fees, in each case owing to the Buyers and not paid or provided for pursuant to subsection (a) above;

     (iii) third, to be paid to the Agents and the Buyers on such day, all Other Expenses owing to the Agents and the Buyers;

      (iv) fourth, to pay the Servicer, for each accrual day for which the Servicer is an Affiliate of CPFC, an amount equal to (x) the Transferor's Interest as at the close of business on the Computation Date for such accrual day times (y) the Servicer's Compensation accrued on such accrual day; and

       (v)  fifth, the balance shall be paid to CPFC.

       (c) On the Business Day after the Final Payment Date, (i) the Servicer shall recompute the Buyers' Interest as 0%, (ii) the Buyers shall be deemed to have reconveyed to CPFC, without representation or warranty, the Purchased Interest, (iii) the Collateral Agent shall pay to CPFC any amounts held in the Collection Account and the Cash Collateral Account and (iv) the Agents and the Buyers shall execute and deliver to CPFC, at CPFC's expense, such documents or instruments as are reasonably necessary to terminate their interest in the Receivables, all Related Security, all Collections, any books and records related thereto and all proceeds of the foregoing.

       SECTION 3.9. PAYMENTS UNDER CERTAIN CIRCUMSTANCES. (a) If, as to any Receivable, a representation or warranty deemed made pursuant to Section 4.3 on the date of any Purchase of a Purchased Interest therein was not true in all material respects when deemed made, CPFC shall, within two Business Days of discovery by or notice to CPFC of such fact, deposit in the Collection Account, as a Collection with respect thereto, the Outstanding Balance of such Receivable;

       (b) if at any time the Buyers shall cease to have a perfected undivided ownership interest, or a first priority perfected security interest, in a Receivable free and clear of all Adverse Interests, CPFC shall, within two Business Days of discovery by or notice to CPFC of such fact, deposit in the Collection Account, as a Collection with respect thereto, the Outstanding Balance of such Receivable; and

      (c) if on any day the Outstanding Balance of a Receivable (or the amount thereof treated as an Eligible Receivable) is reduced or canceled as a result of any Dilution Factor with respect to such Receivable, CPFC shall deposit in the Collection Account on such day (or, if such day is not a Business Day, the next succeeding Business Day), as a Collection with respect thereto, the amount of such reduction or cancellation;

PROVIDED that, so long as no Termination Event or Potential Termination Event shall have occurred and be continuing, no such deposit shall be required except to the extent that if such deposit were not made, the Adjusted Buyers' Interest would exceed 100% (calculated, prior to the Termination Date, after applying Available Collections in accordance with Section 3.7 hereof); PROVIDED FURTHER that if the circumstances described in clause (b) apply to all Receivables, CPFC shall instead repurchase the Purchased Interest at a price equal to the Aggregate Unpaids by paying such amount to the Administrative Agent for the account of the Buyers.


                                   ARTICLE 4

                                   CONDITIONS


       SECTION 4.1. CLOSING. The closing hereunder shall occur upon receipt by the Agents of the following, all of which shall be in form and substance acceptable to the Agents:

       (a)   a Buyer's Certificate for each of the Buyers duly executed by CPFC;

       (b) the articles of incorporation of CPFC, substantially in the form of Exhibit J hereto, certified as of a date reasonably near the Closing Date by the State Corporation
Commission of the Commonwealth of Virginia;

       (c) a good standing certificate for CPFC issued by the State Corporation Commission of the Commonwealth of Virginia dated a date reasonably near the Closing Date;

       (d) a certificate of the secretary or an assistant secretary of CPFC certifying as of the Closing Date (i) as to no amendments to the articles of incorporation of CPFC; (ii) as to no liquidation or dissolution proceeding;
(iii) a copy of the By-laws of CPFC, substantially in the form attached to Exhibit K hereto; (iv) resolutions of the board of directors of CPFC, substantially in the form of Exhibit K hereto, authorizing the execution, delivery and performance by CPFC of the Program Documents and approving the transactions contemplated thereby; (v) the name and specimen signature of each officer of CPFC authorized on its behalf to execute the Program Documents and any other documents to be delivered by CPFC thereunder; and (vi) the names of CPFC's outside directors;

       (e) a certificate of the secretary or an assistant secretary of CPC certifying as of the Closing Date (i) as to no amendments to the articles of incorporation of CPC; (ii) as to no liquidation or dissolution proceeding; (iii) a copy of the By-laws of CPC; (iv) resolutions of the board of directors of CPC substantially in the form of Exhibit L hereto; and (v) the name and specimen signature of each officer of CPC authorized on its behalf to execute the Program Documents and any other documents to be delivered by CPC thereunder;

       (f) the articles of incorporation of CPC certified as of a date reasonably near the Closing Date by the State Corporation Commission of the Commonwealth of Virginia;

       (g) a good standing certificate for CPC issued by the State Corporation Commission of the Commonwealth of Virginia, dated a date reasonably near the Closing Date;

       (h) acknowledgement copies of proper financing statements (Form UCC-1) dated a date reasonably near the Closing Date naming CPFC as the seller of the Purchased Interest and the Collateral Agent, on behalf of the Buyers, as purchasers thereof, or other similar instruments or documents as may be necessary or, in the opinion of the Collateral Agent or its counsel, desirable under the UCC of all appropriate jurisdictions to evidence and perfect the Buyers' interest in the Purchased Interest;

       (i) acknowledgment copies of proper financing statements (Form UCC-1) dated a date reasonably near the Closing Date naming CPC as the seller of Receivables, CPFC as purchaser thereof and the Collateral Agent as assignee of CPFC, or other similar instruments or documents as may be necessary or, in the opinion of the Collateral Agent or its counsel, desirable under the UCC of all appropriate jurisdictions to evidence and perfect CPFC's ownership interest in all Receivables;

       (j) executed financing statements (Form UCC-3) necessary to release all security interests and other rights of any Person previously granted by CPC or CPFC in the Receivables, the Related Security, all Collections, all books and records related thereto and all proceeds of the foregoing;

       (k) (i) requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to Collateral Agent or its counsel) dated a date reasonably near the Closing Date listing all effective financing statements which name either CPC or CPFC (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clauses (h) or (i) above, together with copies of such financing statements (none of which, unless subject to a release referred to in clause (j) above, shall cover any Receivables, Related Security, Collections, books and records related thereto and proceeds of the foregoing and
(ii) requests for information dated a date reasonably near the Closing Date regarding tax liens against CPC or CPFC in the relevant offices in the States of California, Virginia, and Pennsylvania;

       (l) duly executed counterparts of the Lockbox Agreement with the Lockbox Bank and duly executed counterparts of the Collection Account Agreement with the Collection Account Bank;

       (m) opinions dated the Closing Date of McGuire, Woods, Battle & Boothe, L.L.P., counsel for CPFC and CPC in substantially the forms of Exhibits G-1, G-2 and G-3, each covering such other matters as the Administrative Agent may reasonably request;

       (n) a certificate dated the Closing Date executed by the chief financial officer or chief accounting officer of CPFC and CPC to the effect set forth in Sections 4.2(a) and (b);

       (o)  the fees described in Section 2.4;

       (p) evidence satisfactory to the Collateral Agent of the establishment of the Cash Collateral Account;

       (q) based on a trial balance of Receivables as of the close of business on the Business Day two days prior to the Closing Date, a calculation of the purchase price paid for Receivables by CPFC to CPC pursuant to the Purchase and Sale Agreement on the Closing Date and a Purchase Notice;

       (r) a letter from CPC's independent auditor confirming the characterization of the transfer of the Receivables from CPC to CPFC as a sale under GAAP; and a letter from CPFC's independent auditor confirming the characterization of each transfer of an interest in the Receivables from CPFC to the Buyers as a sale under GAAP;

       (s) evidence satisfactory to the Collateral Agent that the Buyers' Certificates have been rated AAA by S&P;

       (t) executed and completed perfection certificates substantially in the form of Exhibits M-1 and M-2 hereto;

       (u)  duly executed counterparts of the Purchase and Sale Agreement;

       (v)  duly executed counterparts of the Consent and Agreement;

       (w) evidence satisfactory to the Collateral Agent of the initial capitalization of CPFC showing the amount of Receivables conveyed to CPFC as a contribution to the capital of CPFC;

       (x) a Daily Report prepared for the Closing Date and a Settlement Statement for the Report Month ending on the Month-end Date for the most recent Settlement Date;

       (y) evidence satisfactory to the Collateral Agent as to the validity of all perfected security interests in respect of Obligors domiciled in certain provinces in Canada;

       (z) duly executed counterparts of the Side Letter Agreement dated June 10, 1996 among James River Corporation of Virginia, James River Paper Company, Inc., CPC and Crown Vantage Inc.;

       (aa) a copy of the duly executed letter from CPC to S&P dated June 5, 1996 regarding CPC's planned computer system upgrades (the "Systems Letter"); and

       (bb) all documents the Agents may reasonably request relating to the existence of CPC or CPFC, the corporate authority for and the validity of the Program Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agents.

The Administrative Agent shall promptly notify CPFC and the Buyers of the date on which the foregoing conditions have been satisfied, and such notice shall be conclusive and binding on all parties hereto.

       SECTION 4.2. CONDITIONS TO EACH INCREMENTAL PURCHASE. The following shall be conditions precedent to each Incremental Purchase:

       (a) the fact that the representations and warranties in Article 5 hereof and Article IV of the Purchase and Sale Agreement are true and correct as of the date of such Incremental Purchase as though made on and as of such date;

       (b) the fact that no Termination Event or Potential Termination Event shall have occurred and be continuing or occur as a result of such Incremental Purchase;

       (c) the fact that no downgrading in, or withdrawal of, the rating assigned to the Buyers' Certificates by S&P shall have occurred; and

       (d) receipt by the Collateral Agent of the Daily Report for the immediately preceding Business Day.

       At the time of each Incremental Purchase, CPFC shall be deemed to have represented and warranted the facts set forth in clauses (a), (b) and (c) above.

       SECTION 4.3. CONDITIONS TO EACH PURCHASE. The following shall be conditions precedent to each Purchase:

       (a) the fact that after giving effect to such Purchase, the Adjusted Buyers' Interest shall not exceed 100%;

       (b) without limiting the generality of the foregoing, the fact that each Receivable included in the calculation of Net Pool Balance as an Eligible Receivable as of the date of such Purchase is an Eligible Receivable and otherwise properly included in such a calculation as of such date (including a reduction for any amount exceeding the Concentration Limit applicable to the Obligor of such Receivable); and

       (c) the fact that the Final Purchase Date has not occurred under the Purchase and Sale Agreement and that, if on the date of such Purchase, there are new Receivables to be purchased under the Purchase and Sale Agreement, such Receivables are in fact purchased on such day pursuant to the Purchase and Sale Agreement.

At the time of each Purchase, CPFC shall be deemed to have represented and warranted the facts set forth in clauses (a) through (c) above, and shall be deemed further to have specifically represented and warranted that, as to each such Receivable included in the calculation of Net Pool Balance, the standards set forth in the definition of "Eligible Receivable" (other than clauses (v), (ix), (x), (xi) and (xvi) thereof) will continue to be met.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES


       SECTION 5.1.    REPRESENTATIONS AND WARRANTIES OF THE SERVICER.

       The Servicer hereby makes the representations and warranties set forth in Sections 4.2(a), (b), (c), (e) and (i) of the Purchase and Sale Agreement (it being understood that the references to the "Seller" in such Sections shall be read as being to the "Servicer").

       SECTION 5.2. REPRESENTATIONS AND WARRANTIES OF CPFC. CPFC hereby represents and warrants that:

       (a) CORPORATE AND EXISTENCE AND POWER. CPFC is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except for such licenses, authorizations, consents or approvals the absence of which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial position or results of operations of CPFC, or which in any manner draws into specific question the validity or enforceability of the Program Documents.

       (b) CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by CPFC of the Program Documents are within the corporate powers of CPFC, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by the Program Documents) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of CPFC or of any agreement or instrument evidencing Debt or any other material agreement, judgment, injunction, order, decree or other instrument binding upon CPFC (except for any such contravention or default as shall have been effectively waived) or result in the creation or imposition of any Lien on any asset of CPFC (except as contemplated by the Program Documents).

       (c) BINDING EFFECT. Each of the Program Documents constitutes a valid and binding agreement of CPFC and each Buyer's Certificate, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of CPFC, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       (d) MATERIAL ADVERSE CHANGE. Since the date of incorporation of CPFC, there has been no material adverse change in the business, financial position or results of operations of CPFC or in its ability to perform its obligations under the Program Documents.

       (e) LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of CPFC threatened against or affecting, CPFC before any court or arbitrator or any governmental body, agency or official which has, or, if adversely determined, could reasonably be expected to have, a material adverse effect on the business, financial position or results of operations of CPFC, or which in any manner draws into specific question the validity or enforceability of the Program Documents.

       (f) COMPLIANCE WITH ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

       (g) ENVIRONMENTAL MATTERS. Environmental Laws, to the extent applicable to CPFC, will not have a material adverse effect on the business, financial condition or results of operations of CPFC or the ability of CPFC to perform its obligations under the Program Documents.

       (h) TAXES. CPFC and the members of its "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code) have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes stated to be due in such returns or pursuant to any assessment received by them, except for taxes the amount, applicability or validity of which is being contested in good faith by
appropriate proceedings.   The charges, accruals and reserves on the books of
CPFC in respect of taxes or other governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of CPFC, adequately reserved for in accordance with GAAP.

       (i) REGULATORY RESTRICTION. CPFC is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

       (j) FULL DISCLOSURE. All information, including the Receivables Information Memorandum, furnished by CPFC, the Seller or the Servicer to the Agents or any Buyer in writing for purposes of or in connection with this Agreement or any transaction contemplated hereby is, taken as a whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is stated or certified. It is understood that the foregoing representations and warranties in this Section are limited to the extent that any projections or forecasts are represented to be based upon reasonable estimates believed by CPFC, the Seller or the Servicer, as the case may be, to be accurate in all material respects, but are not warranted to be obtainable. CPFC has disclosed to the Buyers in writing any and all facts which materially and adversely affect or may so affect (to the extent that CPFC can now reasonably foresee), the business, operations or financial condition of CPFC, or the ability of CPFC to perform its obligations under any of the Program Documents (except for economic trends generally known to the public affecting generally the industry in which the Seller conducts its business).

       (k) LOCATION. The principal place of business and chief executive office of CPFC are located at its address set forth in the Perfection Certificate attached hereto as Exhibit M-2 or at such other address as changed in accordance with Section 3.6(b).


                                   ARTICLE 6

                                    COVENANTS


       CPFC agrees, and CPC as, and (except for the obligations set forth in Section 6.1(b) below) only for so long as it is, Servicer hereunder, agrees to perform the obligations set forth below to be performed by the Servicer, in each case, as follows:

       SECTION 6.1.    GENERAL INFORMATION.    (a)  Promptly upon becoming
aware thereof, CPFC shall give the Agents, the Buyers and S&P notice of any event or condition which could reasonably be expected to have a material adverse effect on the collectibility of the Receivables or the ability of the Servicer to service such Receivables or the ability of CPFC or CPC to perform its obligations under the Program Documents. In order to verify compliance with this Section and otherwise verify compliance with this Agreement, CPFC shall furnish the following to the Agents, the Buyers and S&P (except that CPFC shall not be required to furnish to S&P the information required pursuant to clauses (i) and (vi) below):

       (i) as soon as practicable and in any event within 60 days following the close of each fiscal quarter, excluding the last fiscal quarter, of each fiscal year, its unaudited balance sheet as at the end of such quarter and its unaudited statement of income for such quarter and for the fiscal year through such quarter, in accordance with GAAP (except for the notes to such quarterly statements which may be abbreviated and subject to normal year-end adjustments), all in reasonable detail and certified by the chief financial officer or chief accounting officer of CPFC;

      (ii) as soon as practicable and in any event within 120 days after the close of each fiscal year, its audited balance sheet as at the close of such fiscal year and its audited statement of income for such fiscal year, in accordance with GAAP, all reported on by Coopers & Lybrand L.L.P. or other independent public accountants of nationally recognized standing;

     (iii)  together with the financial statements required in clauses (i) and
  (ii) above, a certificate of its chief financial officer or chief accounting officer stating that, as of the date of the relevant financial statements, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof;

      (iv) as soon as possible, and in any event within five Business Days of knowledge thereof, notice of any litigation or proceeding against it which could have a material adverse effect on the collectibility of the Receivables or its ability to perform its obligations under the Program Documents;

       (v) promptly upon any officer of CPFC becoming aware of any occurrence which such officer knows to constitute a Termination Event or Potential Termination Event, a certificate of the chief financial officer or chief accounting officer setting forth the details thereof and the action which CPFC is taking or proposes to take with respect thereto;

      (vi) not later than three Business Days after receiving notice thereof, notice of any reduction, suspension or withdrawal of the rating assigned by S&P to the Buyers' Certificates;

     (vii) as soon as it receives any notice or information pursuant to Sections 3.2(b) or 6.1 of the Purchase and Sale Agreement, such notice or information;

    (viii) if and when any member of the ERISA Group (A) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; PROVIDED that CPFC shall not be required to deliver to the Agents, the Buyers or S&P a copy of any notice pursuant to this clause (A) with respect to any "reportable event" arising solely as a result of the transactions contemplated by the Contribution Agreement; (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (D) applies for a waiver of the minimum funding standard under
  Section 412 of the Internal Revenue Code, a copy of such application;
  (E) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;
  (F) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (G) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of CPFC setting forth details as to such occurrence and action, if any, which CPFC or applicable member of the ERISA Group is required or proposes to take;

      (ix) promptly upon giving or receiving such notice, notice of a Final Purchase Date under the Purchase and Sale Agreement; and

       (x) immediately upon its receipt of a Default Notice (as defined in the Consent and Agreement) pursuant to Section 5 of the Consent and Agreement, notice thereof.

       (b) Promptly upon becoming aware thereof, CPC shall give the Agents, the Buyers and S&P notice of any event or condition which could reasonably be expected to have a material adverse effect on the collectibility of the Receivables or its ability to service the Receivables or its ability or the ability of CPFC to perform its obligations under the Program Documents. In order to verify compliance with this Section and otherwise verify compliance with this Agreement and the Purchase and Sale Agreement, CPC agrees to furnish the information and notices required pursuant to Section 6.1 of the Purchase and Sale Agreement to the Agents, the Buyers and S&P (except that the Servicer shall not be required to furnish to S&P the information required pursuant to clauses (b) and (f) thereof).

       SECTION 6.2. INFORMATION REGARDING THE RECEIVABLES. (a) CPFC shall cause the Servicer to, and the Servicer shall, prepare on each Business Day a report substantially in the form of Exhibit D hereto (the "Daily Report"); PROVIDED that, on and after the Termination Date, the Daily Report shall be appropriately modified to reflect the allocations and distributions set forth in
Section 3.8. In addition, CPFC shall cause the Servicer to, and the Servicer shall, deliver to the Collateral Agent on each Business Day a Daily Report; PROVIDED that delivery of a Daily Report may be delayed for up to two Business Days if such delay is attributable to a systems failure or other circumstance outside the control of CPFC and the Servicer. Delivery of each Daily Report to the Collateral Agent shall be deemed a representation by CPFC and the Servicer that such Daily Report is accurate in all material respects.

       (b) On or prior to the Settlement Date in each month, CPFC shall cause the Servicer to, and the Servicer shall, prepare and forward to the Collateral Agent, the Buyers and CPFC (i) a monthly report, substantially in the form of Exhibit E hereto (the "Settlement Statement"), as of the close of business on the preceding Month-end Date and certified by the Servicer's chief financial officer or chief accounting officer and (ii) if requested by the Collateral Agent, a listing (which may be in writing or in personal computer readable form) by Obligor of all Receivables; PROVIDED that on and after the Termination Date, the Settlement Statement shall be appropriately modified to reflect the allocations and distributions set forth in Section 3.8; PROVIDED FURTHER that delivery of the Settlement Statement may be delayed for no more than two Business Days in connection with a systems failure or other event or situation or condition affecting CPC or CPFC which delays the monthly closing of the books. If there has been any delay of at least three Business Days in delivery of a Daily Report during the Report
Month then ended, the Settlement Statement shall contain an explanation of the reasons for such delay. Delivery of each Settlement Statement shall be deemed a representation by CPFC and the Servicer that such Settlement
Statement is accurate in all material respects.

       (c) On or before April 30 of each calendar year, beginning with April 30, 1997, CPFC will, or will cause the Servicer to (in which event the Servicer shall), cause a firm of nationally recognized independent public accountants (who may also render other services to CPC, the Servicer or CPFC) to furnish a report to the Collateral Agent, the Buyers and CPFC to the effect that:

       (i)   such firm has audited CPFC and CPC,

      (ii) in conjunction with planning and performing those audits, the internal control structure of CPC and the Servicer and their internal accounting controls over the processing of Receivables was considered, and

     (iii) based on procedures whereby the Servicer's internal accounting records are compared on a random sampling basis to the information contained in the Daily Reports and Settlement Statements prepared during the period covered by such report, (y) the information contained in the Daily Reports and Settlement Statements reviewed reconciles with the information contained in the Servicer's records relating to the Receivables, and (z) the information contained in the Daily Reports and Settlement Statements was prepared in accordance with the provisions of this Agreement.

       (d) At the Collateral Agent's request and expense, except as otherwise provided in subsection 10.3(a)(iii), each of CPFC and the Servicer shall permit the Collateral Agent (or a third party acting as its agent) upon reasonable notice and during normal business hours (i) to conduct audits and/or due diligence of the Receivables and compliance with the provisions of Section 3.2,
3.7 and 3.8, (ii) to visit and inspect any of its properties relating to the Receivables, (iii) to examine its records (and take copies and extracts therefrom), internal controls and procedures relating to the Receivables and the Obligors, subject to confidentiality limitations, and its ability to perform its obligations under any of the Program Documents (including those records, whether or not located on its property, which are under the control of or in the possession of any independent contractor providing data processing services with respect to the Receivables) and (iv) to discuss such matters with its officers, employees, independent accountants and independent contractors providing data processing services with respect to the Receivables; PROVIDED that CPFC and the Servicer may, at their option, have one or more employees or representatives present at any such audit, inspection, examination or discussion. Each of CPFC and the Servicer hereby authorizes its officers, employees, independent accountants and independent contractors to discuss such matters with the Collateral Agent (or such agent).

       (e) CPFC will cause CPC, acting as Servicer, to (in which case the Servicer shall) promptly advise the Collateral Agent and S&P that the system enhancements described in the Systems Letter have been completed and the date of such completion. If such completion is delayed by more than 30 days from the date set forth in the Systems Letter, CPC will advise the Collateral Agent and S&P of such delay.

       (f) CPFC will, or will cause the Servicer to (in which event the Servicer shall), furnish to the Collateral Agent and the Buyers such additional information with respect to the Receivables as the Collateral Agent may from time to time reasonably request.

       SECTION 6.3. PRESERVATION OF CORPORATE EXISTENCE. CPFC shall preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and be qualified in good standing as a foreign corporation in each jurisdiction in which the ownership of its assets or the nature of its activities requires it to be so qualified.

       SECTION 6.4. COMPLIANCE WITH LAWS. CPFC will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

       SECTION 6.5. NO TRANSFERS; NO LIENS. Neither CPFC nor the Servicer will cause or permit any of the Receivables, or any Related Security, any Collections thereon, any books and records related thereto or any proceeds of the foregoing or any Lockbox or Lockbox Account or the Collection Account or the Cash Collateral Account to be sold, pledged, assigned or transferred. CPFC will not create, incur, assume or suffer to exist any Lien upon any of its other property or assets (other than Liens on office premises or furniture or equipment granted to an Affiliate of CPFC or the provider of such office premises or furniture or equipment).

       SECTION 6.6. NO MERGER. CPFC will not enter into a joint venture with, or consolidate or merge with or into, any other Person.

       SECTION 6.7.    LIMITATIONS ON ACTIVITIES OF CPFC.  CPFC will not:

       (a) create, incur, assume or suffer to exist any Debt or any other liability (contingent or otherwise) except (i) liabilities under the Program Documents, (ii) liabilities for taxes incidental to the operation of its business, and (iii) liabilities for services or materials supplied or furnished to CPFC;

       (b) make any loan or advance or credit to, or Guarantee the obligations of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest or investment in, or make any capital contribution to, any Person other than CPC or a Subsidiary, except for the purchase of Receivables pursuant to the Program Documents and the investment of funds in Temporary Cash Investments or (in the Lockbox Accounts or the Collection Account) in Cash Collateral Account Investments;

       (c) purchase or otherwise make any expenditure (by capital or operating lease or otherwise) for any assets other than (x) pursuant to the Program Documents or (y) incidental to the activities specifically contemplated by the Program Documents;

       (d) engage in any business or enterprise or activities other than the activities specifically


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contemplated by the Program Documents and activities incidental thereto;

       (e) declare or pay any dividend or other amounts payable in respect of its capital stock (including by way of redemption or acquisition of its capital stock or rights to acquire such capital stock) except to the extent of funds available therefor distributed to CPFC pursuant to Sections 3.7 and 3.8 not required for the purchase of Receivables under the Purchase and Sale Agreement; or

       (f) amend in any material respect its articles of incorporation or by-laws, or amend or fail to comply in any respect with, the provisions thereof relating to corporate separateness or CPFC's special purpose (contained in Articles II, VI or VII of its articles of incorporation and Sections 2.3 or 5.3 of its by-laws).

       SECTION 6.8. AGREEMENTS RELATING TO PROGRAM DOCUMENTS. CPFC shall only enter into or be a party to the Program Documents or documents and agreements incidental to the activities specifically contemplated by the Program Documents.

       SECTION 6.9. WAIVERS AND AMENDMENTS OF DOCUMENTS. CPFC will not, without the prior written consent of the Required Buyers and reaffirmation by S&P of the rating assigned to the Buyers' Certificates on the Closing Date, modify, amend, or waive any provision or condition contained in, the Buyers' Certificates, the Purchase and Sale Agreement, the Lockbox Agreements, the Transfer Letters and the Servicing Agreement (if any) from the forms of each of the foregoing heretofore delivered to the Buyers, the Agents and S&P.

       SECTION 6.10. PAYMENT OF TAXES. CPFC will promptly pay and discharge all Federal and state taxes, assessments and governmental charges or levies imposed upon it or upon its income or profit or upon any property belonging to it, unless (i) such tax, assessment, charge or levy shall not at the time be due and payable or can be paid thereafter without penalty or (ii) the amount, applicability or validity thereof shall be currently contested in good faith by appropriate proceedings and adequate reserves with respect to such tax, assessment, charge or levy shall have been established in accordance with GAAP.


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       SECTION 6.11.    ACCOUNTING TREATMENT.  For accounting purposes, CPFC
shall treat each purchase made hereunder as a sale (unless otherwise required by a change in GAAP) of the Receivables subject thereto.


                                  ARTICLE 7

                               TERMINATION EVENTS


       SECTION 7.1. TERMINATION EVENTS. A "Termination Event" shall mean each of the following events or conditions:

       (a) (i) CPFC shall fail to transfer or deposit, or fail to cause to be transferred or deposited, to the Collateral Agent any amounts in respect of reductions in the Aggregate Net Investment when required pursuant hereto, or
(ii) Yield accrued during any Yield Accrual Period is not paid to the Buyers within three Business Days of the last day of such Yield Accrual Period; or

       (b) CPFC shall fail to pay, transfer or deposit, or fail to cause to be paid, transferred or deposited, any other amount, including but not limited to Commitment Fees, when required pursuant hereto and such failure shall remain unremedied for five Business Days; or

       (c) any representation, warranty, certification or statement made or deemed made by CPFC, the Servicer or CPC under any of the Program Documents or in any certificate or document furnished pursuant thereto shall prove to have been false or misleading in any material respect when made or deemed made, other than a false representation or warranty made pursuant to Section 4.3 hereof or
Section 5.1(a) of the Purchase and Sale Agreement relating to any Receivable as to which (in the case of a misrepresentation pursuant to Section 4.3 hereof) payment has been made (or by virtue of the PROVISO contained in Section 3.9 is not required to be made) pursuant to Section 3.9 or as to which (in the case of a misrepresentation pursuant to Section 5.1(a) of the Purchase and Sale Agreement) payment or credit in an amount equal to the Outstanding Balance of such Receivable has been made pursuant to Section 2.2 of the Purchase and Sale Agreement; PROVIDED that an error in a Daily Report which is promptly remedied and does not result


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in the Adjusted Buyers' Interest exceeding 100% shall not constitute a false or misleading representation, warranty, certification or statement; or

       (d) there shall be a default or failure in the performance or observance of any covenant, agreement or provision set forth in Sections 3.2, 3.7, 3.8, 3.9, 6.3, 6.5, 6.6, 6.7, 6.8 and 6.11 hereof (other than those covered by clause (a) or (b) above) or Section 2.2 of the Purchase and Sale Agreement;
or

       (e) CPFC or CPC shall default or fail in the performance or observance of any other covenant, agreement, provision or duty applicable to it contained in any of the Program Documents (other than those covered by clause (a), (b), (c) or (d) above) and such default or failure shall continue unremedied for 10 Business Days after written notice thereof is given to such Person by either Agent; or

       (f) an Event of Bankruptcy shall occur with respect to Holdings, CPC, CPFC or any Material Subsidiary; or

       (g) Holdings or any Subsidiary shall fail to make any payment or payments (or to post collateral or obtain letters of credit) in an aggregate amount exceeding $5,000,000 in respect of any Material Financial Obligations when due or within any applicable grace period; or

       (h) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt; or

       (i) a federal tax lien arising under Section 6321 of the Internal Revenue Code or a Lien arising under Title I or Title IV of ERISA or Section 412 of the Internal Revenue Code shall have been filed against any member of the ERISA Group (a "Federal Lien") and such Federal Lien results in an Adverse Interest with respect to any Receivables, any Related Security, any Collections, any books and records related thereto or any proceeds of any of the foregoing; or

       (j) (x) the collateral agent under the Existing Credit Agreement shall have received a Default Notice (as defined in the Consent and Agreement) or
(y)(A) the provisions relating to the release of the claims of the collateral agent under the Existing Security Agreement and


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the related Consent and Agreement shall cease to be effective with respect to any Receivables; or (B) an Event of Default specified in clause (g) or (h) of
Section 6.1 of the Existing Credit Agreement shall occur; or (C) Section 14 of the Existing Security Agreement shall be amended, modified or waived in any respect in connection with the Released Collateral (as defined in the Consent and Agreement) without the prior written consent of all the Buyers and the Agents; or

       (k)  there shall have occurred a Servicer Termination Event; or

       (l) there shall be pending any litigation or proceeding against CPFC, the Servicer or CPC, which in the reasonable opinion of the Required Buyers is likely to materially adversely affect the collectibility of the Receivables or the ability of CPFC, the Servicer or CPC to perform its respective obligations under the Program Documents; or

       (m) there shall have occurred any event which materially adversely affects the collectibility of the Receivables; or

       (n) CPFC shall be required to register as an "investment company" under the Investment Company Act of 1940, as amended; or

       (o) Collections on the Receivables during any five Business Day period shall be insufficient for the allocation of the accrued and unpaid Yield for such period pursuant to Section 3.7; or

       (p) CPC shall cease to own directly or indirectly 100% of the capital stock of CPFC; or

       (q) the Adjusted Buyers' Interest shall exceed 100% for more than three consecutive Business Days; or

       (r) the average of the Loss to Liquidation Ratios for any three consecutive Settlement Dates shall exceed 1.5%; or

       (s) the Default Ratio shall exceed 2.5% on any Settlement Date or the average of the Default Ratios for any three consecutive Settlement Dates shall exceed 2.0%; or


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       (t)  the Dilution Ratio shall exceed 10.0% on any Settlement Date or the average of the Dilution Ratios for any three consecutive Settlement Dates shall exceed 8.75%; or

       (u) CPFC shall make any loan or advance or credit to, or Guarantee the obligations of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest or investment in, or make any capital contribution to, CPC or a Subsidiary of CPC, except for the purchase of Receivables pursuant to the Program Documents.

       Notwithstanding the foregoing, a delay in or failure of performance referred to in subsection (a) or (b) above for a period not to exceed two Business Days shall not constitute a Termination Event if such delay or failure could not have been prevented by the exercise of reasonable diligence by CPFC or such delay or failure was caused by an Act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve CPFC from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement, and CPFC shall provide the Agents and each Buyer prompt notice of any such failure or delay, together with a description of its efforts so to perform its obligations.

       SECTION 7.2. CONSEQUENCES OF A TERMINATION EVENT. (a) If a Termination Event shall occur and be continuing, Buyers having more than 50% of the Commitments may, by directing the Administrative Agent to deliver notice to such effect to CPFC and CPC, terminate the Commitments; provided that (i) in the case of an Event of Bankruptcy with respect to Holdings, CPFC or CPC or in the case of a Termination Event under Section 7.1(j)(y), Section 7.1(i) or Section 7.1(n), or (ii) on the second Business Day after a Termination Event under
Section 7.1(j)(x), or (iii) if a Termination Event occurs under Section 7.1(q) and such Termination Event under Section 7.1(q) is not both cured, such that Adjusted Buyers' Interest no longer exceeds 100%, and expressly waived in writing by Buyers having at least 66% of the total Commitments within 15 days of (and including) the Business Day on which Adjusted Buyers' Interest first exceeded 100%, the Commitments hereunder


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shall be automatically terminated without any action on the part of the
Agents or the Buyers.

       (b) If a Termination Event shall have occurred and be continuing, (i) the Collateral Agent shall be entitled to notify the Obligors of Receivables to make payments directly to the Collateral Agent of amounts due thereunder; PROVIDED that if Collections are being delivered to the Lockbox or electronically transferred to the Lockbox Account or the Collection Account in accordance with Section 3.2, then the Collateral Agent shall not notify any Obligors until such Termination Event shall be continuing for a period of two Business Days, (ii) the Collateral Agent (or its designee) shall be permitted to open and inspect mail received by CPFC or the Servicer which the Collateral Agent reasonably believes may relate to the Receivables, and to remove therefrom any and all Collections and correspondence from Obligors in respect of Receivables, and (iii) the Collateral Agent may deliver the Transfer Letters to any of the Lockbox Banks or the Collection Account Bank and CPFC shall fully cooperate with the Collateral Agent so as to give effect to such Transfer Letters; PROVIDED that, notwithstanding the foregoing, Collections shall in any event be allocated in accordance with Sections 3.7 and 3.8.


                                  ARTICLE 8

                                 THE AGENTS


       SECTION 8.1. APPOINTMENT AND AUTHORIZATION. Each Buyer irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with all such powers as are reasonably incidental thereto. Each Buyer hereby irrevocably grants each Agent or its designated agent, if any, an irrevocable power of attorney, with full power of substitution, coupled with an interest, at any time and from time to time, to take in the name of such Buyer all actions with respect to any Receivable which such Agent may deem necessary or advisable to realize upon the Purchased Interest in any Receivable.

       SECTION 8.2. AGENTS AND AFFILIATES. Morgan Guaranty shall have the same rights and powers under this


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Agreement as any other Buyer and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with CPFC or any Affiliate of CPFC as if they were not Agents hereunder.

       SECTION 8.3. ACTION BY AGENTS. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agents shall not be required to take any action with respect to any Termination Event, except as expressly provided in
Article 7.

       SECTION 8.4. CONSULTATION WITH EXPERTS. The Agents may consult with legal counsel (who may be counsel for CPFC or CPC), independent public accountants and other experts selected by them, and they shall not be liable for any action taken or omitted to be taken by them in good faith in accordance with the advice of such counsel, accountants or experts.

       SECTION 8.5. LIABILITY OF AGENTS. No Agent and none of their affiliates or their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Buyers (or, where required by the terms hereof, the Buyers) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent and none of their respective affiliates, directors, officers, agents, affiliates or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Program Documents or any Purchase hereunder; (ii) the performance or observance of any of the covenants or agreements of CPFC, the Servicer or CPC herein or in any of the other Program Documents; (iii) the satisfaction of any condition specified in Article 4 herein or in any of the other Program Documents, except receipt of items required to be delivered to such Agent; (iv) the validity, effectiveness or genuineness of any of the Program Documents or any other instrument or writing furnished in connection herewith; or (v) the existence, genuineness, or value of any of the Receivables, Related Security, Collections, any books and records related thereto or proceeds of any of the foregoing or the validity, perfection, priority or enforceability of the ownership or


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security interests with respect to any of the foregoing.  No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, telecopy or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

       SECTION 8.6. INDEMNIFICATION. Each Buyer shall, ratably in accordance with its Commitment, indemnify each of the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by CPFC) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with the Program Documents or any action taken or omitted by such indemnitee hereunder.

       SECTION 8.7. PURCHASE DECISION. Each Buyer acknowledges that it has, independently and without reliance upon the Agents or any other Buyer, and based on such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Buyer also acknowledges that it will, independently and without reliance upon either Agent or any Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under any of the Program Documents.

       SECTION 8.8. SUCCESSOR AGENT. Either Agent may resign at any time by giving written notice thereof to the Buyers, CPFC and the Servicer; provided that such resignation shall not be effective until a successor Agent shall have accepted its appointment as the Agent hereunder. Upon any such resignation, the Required Buyers shall have the right, after consultation with CPFC, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Buyers, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Buyers, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000.
Upon the acceptance of its appointment as the Agent hereunder by a successor Agent (and not before), such successor Agent


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shall thereupon succeed to and become vested with all the rights and duties of such retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent's resignation hereunder, the provisions of this Article shall inure to the retiring Agent's benefit as to any actions taken or omitted to be taken by it while it was an Agent.

       SECTION 8.9. DIRECTION BY REQUIRED BUYERS. As to remedies hereunder with respect to the Receivables or the Purchase and Sale Agreement or other specific rights hereunder that the Collateral Agent has with respect to the Receivables or the Purchase and Sale Agreement, the Collateral Agent shall exercise such remedies and rights if and as requested by the Required Buyers; PROVIDED that it shall not be so required to act (x) if upon advice of counsel it concludes that any such action creates potential liability on its part or constitutes a violation of law or (y) if it shall not be indemnified to its satisfaction in advance in respect of its costs and expenses in connection therewith.


                                   ARTICLE 9

                             CHANGE IN CIRCUMSTANCES


       SECTION 9.1. CHANGE IN CIRCUMSTANCES. If on or prior to the commencement of any Yield Accrual Period:

       (a) the Administrative Agent is advised by the Reference Banks that deposits in Dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Yield Accrual Period; or

       (b) Buyers having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Buyers of funding Tranches the Yield Rate of which is based on the Fixed CD Rate or the Euro-Dollar Rate, as the case may be, for such Yield Accrual Period;
then the Administrative Agent shall forthwith give notice thereof to CPFC and the Buyers, whereupon until the Administrative Agent notifies CPFC that the circumstances


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giving rise to such suspension no longer exist, the obligations of the Buyers to allocate any portion of the Aggregate Net Investment to any Tranche the Yield Rate of which is based on the Fixed CD Rate or the Euro-Dollar Rate, as the case may be, shall be suspended.

       SECTION 9.2. ILLEGALITY. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Buyer (or its booking office for this facility) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Buyer (or its booking office for this facility) to allocate its pro rata share of the Aggregate Net Investment to any Tranche the Yield Rate of which is based on the Euro-Dollar Rate and such Buyer shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Buyers and CPFC, whereupon until such Buyer notifies CPFC and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Buyer to allocate its pro rata share of the Aggregate Net Investment to any Tranche the Yield Rate of which is based on the Euro-Dollar Rate shall be suspended at the end of such Yield Accrual Period. Before giving any notice to the Administrative Agent pursuant to this Section, such Buyer shall designate a different booking office for this facility if such designation will avoid the need for giving such notice and will not, in the judgment of such Buyer, be otherwise disadvantageous to such Buyer. If such Buyer shall determine that it may not lawfully continue to allocate its pro rata share of the Aggregate Net Investment to any outstanding Tranche the Yield Rate of which is based on the Euro-Dollar Rate, then such Buyer's pro rata share of such Tranche shall be deemed to be a separate Tranche with a Yield based on the Base Rate but with the Yield Accrual Period otherwise applicable to such Tranche.

       SECTION 9.3. INDEMNITY FOR CHANGES IN LAW. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the


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interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Buyer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any Fixed CD Rate Yield Accrual Period any such requirement included in the applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Rate Yield Accrual Period any such requirement included in the applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment (excluding with respect to any Fixed CD Rate Yield Accrual Period any such requirement reflected in the applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Buyer (or its booking office for this facility) or shall impose on any Buyer (or its booking office for this facility) or on the United States market for certificates of deposit or the London interbank market any other condition affecting the Program Documents, or payments of amounts thereunder or its obligation to advance funds under the Program Documents or its funding of any Purchases, and the result of any of the foregoing is to increase the cost to such Buyer (or its booking office for this facility) with respect to the Program Documents or payments of amounts thereunder or its obligation to advance funds thereunder or the funding of any Purchases thereunder, by an amount deemed by such Buyer to be material, then, within 15 days after demand by such Buyer (with a copy to the Administrative Agent), CPFC shall pay to such Buyer such additional amount or amounts as will compensate such Buyer for such increased cost or reduction.

       (b) If any Buyer shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Buyer (or its booking office for this facility) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the


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effect of reducing the rate of return on capital of such Buyer (or its
Parent) as a consequence of such Buyer's obligations hereunder to a level below that which such Buyer or (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Buyer to be material, then from time to time, within 15 days after demand by such Buyer (with a copy to the Administrative Agent), CPFC shall pay to such Buyer such additional amount or amounts as will compensate such Buyer (or its Parent) for such reduction.

       (c) Each Buyer will promptly notify CPFC and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Buyer to compensation pursuant to this Section and will designate a different booking office if such designation will avoid the need for, or reduce the amount of such compensation and will not, in the judgment of such Buyer, be otherwise disadvantageous to such Buyer. A certificate of a Buyer prepared in good faith claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Buyer may use any reasonable averaging and attribution methods.

       SECTION 9.4. TAXES. (a) For the purposes of this Section 9.4(a), the following terms have the following meanings:

       "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by CPFC pursuant to this Agreement or under any Buyer's Certificate, and all liabilities with respect thereto, EXCLUDING (i) in the case of each Buyer and the Agents, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Buyer or such Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Buyer, in which its booking office for this facility is located and (ii) in the case of each Buyer, any United States withholding tax imposed on such payments but only to the extent that such Buyer is subject to United States withholding tax at the time such Buyer first becomes a party to this Agreement.


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       "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Buyer's Certificate or from the execution or delivery of, or otherwise with respect to, any Program Document.

       (b) Any and all payments by CPFC to or for the account of any Buyer or the Agents hereunder or under any Buyer's Certificate shall be made without deduction for any Taxes or Other Taxes; PROVIDED that, if CPFC shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Buyer or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) CPFC shall make such deductions, (iii) CPFC shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) CPFC shall furnish to the Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof.

       (c) CPFC agrees to indemnify each Buyer and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Buyer or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Buyer or such Agent (as the case may be) makes demand therefor (which demand shall include a certificate, supported where applicable by documentary evidence, explaining the amount of such claim). If a Buyer or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or refund in the form of a credit) (each a "Refund") from a taxing authority (as a result of any error in the amount of Taxes or Other Taxes paid to such taxing authority) of such Taxes or Other Taxes for which it has been indemnified by CPFC, or with respect to which CPFC has paid additional amounts, pursuant to this Section, it shall promptly notify CPFC of the availability of such Refund and shall, within 30 days after receipt of a written request by CPFC, make a claim to such taxing


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authority for such Refund at CPFC's expense if, in the judgment of such Buyer or such Agent (as the case may be), the making of such claim will not be otherwise disadvantageous to it; PROVIDED that nothing in this subsection shall be construed to require any Buyer or either Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain any such Refund. If a Buyer or an Agent (as the case may be) receives a Refund from a taxing authority (as a result of any error in the amount of Taxes or Other Taxes paid to such taxing authority) of any such Taxes or Other Taxes for which it has been indemnified by CPFC, or with respect to which CPFC has paid additional amounts, pursuant to this Section, it shall promptly pay to CPFC the amount so received (but only to the extent of indemnity payments made, or additional amounts paid, by CPFC under this Section with respect to the Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Buyer or such Agent with respect to such Refund) of such Buyer or such Agent, and without interest (other than interest paid by the relevant taxing authority with respect to such Refund); PROVIDED, HOWEVER, that CPFC upon the request of such Buyer or such Agent, agrees to repay the amount paid over to CPFC (plus penalties, interest or other charges) to such Buyer or such Agent in the event such Buyer or such Agent is required to repay such Refund to such taxing authority. Nothing contained in this Section shall require any Buyer or either Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

       (d) Each Buyer organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Buyer listed on the signature pages hereof and on or prior to the date on which it becomes a Buyer in the case of each other Buyer, and thereafter on or prior to the date on which it changes the country where its booking office for this facility is located and from time to time thereafter if requested in writing by CPFC (but, in each case, only so long as such Buyer remains lawfully able to do so), shall provide CPFC and the Administrative Agent with (i) Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Buyer is entitled to benefits under an income tax treaty to which the

United States is a party which exempts the Buyer from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Buyer or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) solely if such Buyer is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a Form W-8, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Buyer is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of CPFC and is not a controlled foreign corporation related to CPFC (within the meaning of Section 864(d)(4) of the Internal Revenue Code).

       (e) For any period with respect to which a Buyer has failed to provide CPFC or the Administrative Agent with the appropriate form pursuant to Section 9.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Buyer shall not be entitled to indemnification under Section 9.4(b) or (c) with respect to Taxes imposed by the United States; PROVIDED that if a Buyer, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, CPFC shall take such steps as such Buyer shall reasonably request to assist such Buyer to recover such Taxes.

       (f) If CPFC is required to pay additional amounts to or for the account of any Buyer pursuant to this Section, then such Buyer will change the jurisdiction of its booking office for this facility if, in the judgment of such Buyer, such change (i) will eliminate or, if it is not possible to eliminate, will reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Buyer.

       SECTION 9.5. SUBSTITUTION OF BUYER. If (i) the obligation of any Buyer to allocate its pro rata share of the Aggregate Net Investment to any Tranche the Yield Rate of which is based on the Euro-Dollar Rate has been suspended pursuant to Section 9.1, (ii) any Buyer has demanded compensation under Section 9.3 or 9.4, (iii) any Buyer shall be a Defaulting Buyer or (iv) any Buyer shall fail to consent to amendment or waiver which pursuant to the terms of Section 10.5 or any other provision if any Program Document requires the consent of all Buyers and with respect to which the Required Buyers shall have granted their consent, CPFC shall have the right, if no Termination Event or Potential Termination Event then exists, to replace such Buyer (the "Replaced Buyer") with one or more other Eligible Transferee(s), none of whom shall constitute a Defaulting Buyer at the time of such replacement (collectively, the "Replacement Buyer") acceptable to the Agents; PROVIDED that (i) at the time of any replacement pursuant to this Section, the Replacement Buyer shall enter into one or more Assignment and Assumption Agreements, substantially in the form of Exhibit N hereto, pursuant to which the Replacement Buyer shall acquire the Commitments and the Buyer's Certificate of the Replaced Buyer and, in connection therewith, shall pay to the Replaced Buyer in respect thereof an amount equal to the sum of
(A) its pro rata share of the Aggregate Net Investment, (B) an amount equal to all accrued, but theretofore unpaid, Commitment Fees owing to the Replaced Buyer and (C) an amount equal to the amount which would be payable by CPFC to the Replaced Buyer pursuant to Section 2.8 if CPFC prepaid at the time all of the Tranches of such Replaced Buyer the Yield Rate of which is determined by referring to the Euro-Dollar Rate or the Fixed CD Rate outstanding at such time and (ii) all obligations of CPFC owing to the Replaced Buyer (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Buyer concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Buyer, delivery to the Replacement Buyer of the appropriate Buyer's Certificate executed by CPFC, the Replacement Buyer shall become a Buyer hereunder and the Replaced Buyer shall cease to constitute a Buyer hereunder. The provisions of this Agreement (including without limitation Sections 2.8, 9.3, 9.4 and 10.3) shall continue to govern the rights and obligations of a Replaced Buyer with respect to its pro rata share of the Aggregate Net Investment or any other actions taken by such Buyer while it was a Buyer.

                                   ARTICLE 10

                                  MISCELLANEOUS


       SECTION 10.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: i) in the case of CPFC or either Agent, at its address or facsimile number set forth on the signature pages hereof, ii) in the case of any Buyer, at its address or facsimile number set forth in its Administrative Questionnaire, iii) in the case of any other party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and CPFC, and (d) in the case of S&P, at 26 Broadway, New York, New York 10004,
Attn: Standard & Poor's Ratings Services, Asset-Backed Surveillance (facsimile number: 212-208-0053). Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; PROVIDED that notices to the Administrative Agent under Article 2 or
Article 9 shall not be effective until received.

       SECTION 10.2. NO WAIVERS. No failure or delay by either Agent or any Buyer in exercising any right, power or privilege hereunder or under any other Program Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Agents and the Buyers under the Program Documents are cumulative and not exclusive of any rights or remedies which the Agents or the Buyers would otherwise have.

       SECTION 10.3. EXPENSES; INDEMNIFICATION. (a) CPFC shall pay (i) all out-of-pocket expenses of the Agents, including fees and disbursements of special counsel or other experts for the Agents, in connection with the preparation and administration of the Program Documents, any waiver or consent thereunder or any amendment thereof or any

Termination Event or Potential Termination Event thereunder, (ii) all fees and expenses of S&P in connection with the rating of the Buyers' Certificates, including any annual fees and expenses with respect thereto, and any waiver or consent under the Program Documents or any amendment thereof, and (iii) if a Termination Event occurs, all out-of-pocket expenses incurred by the Agents and each Buyer, including (without duplication) the fees and disbursements of outside counsel, in connection with such Termination Event and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

       (b) CPFC agrees to indemnify, and hold harmless the Agents and each Buyer and each of their respective directors, officers, affiliates, shareholders, employees, agents and each legal entity, if any, who controls any such Person (each, an "Indemnitee") forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel, expenses incurred by their respective credit recovery groups, expenses of settlement or litigation or preparation therefor and the reasonable fees and expenses of investigation by engineers, environmental consultants and similar technical personnel) which any Indemnitee may incur or which may be asserted against any Indemnitee by any Person (including, without limitation, any Obligor) arising from or incurred in connection with:

       (i) any breach of a representation, warranty or covenant by CPFC or the Servicer made or deemed made in the Program Documents or in connection herewith (including any failure of information contained in a Daily Report or Settlement Statement to be true and correct in all material respects),

      (ii) any action taken or, if CPFC or the Servicer is otherwise obligated to take action, failed to be taken, by CPFC or the Servicer, as the case may be, with respect to the Purchased Interest or any of their respective obligations under the Program Documents, including, without limitation, CPFC's or the Servicer's failure to comply with any applicable law or regulation,

     (iii) any failure not attributable to the Buyers or the Agent to vest and maintain vested in the Buyers the ownership interest in the Purchased Interest, free and clear of any Adverse Interest,

      (iv) any products liability claim arising out of or relating to the Receivables or the related Contracts,

       (v) any failure to pay when due any taxes required to be paid by CPFC, including without limitation any sales tax, excise tax or other similar tax or charge payable in connection with the Receivables and their creation or satisfaction, or

      (vi) any dispute, suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order (including any such suit, action, claim or proceeding alleging a violation of any Federal or state securities laws, on tort, on contract or otherwise), before any court, arbitral panel, or other tribunal which arises out of or relates to the Program Documents or the use of the proceeds of the sale of the Purchased Interest pursuant hereto, or

     (vii)  any Environmental Liabilities;

PROVIDED that no Indemnitee shall have the right to be indemnified hereunder for
(x) its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, (y) any breach of its obligations hereunder or (z) any liabilities or expenses for which CPFC is obligated to make any payment to such Indemnitee under any other provision of this Agreement or any of the other Program Documents; and PROVIDED FURTHER that CPFC shall not be liable for any settlements entered into by any Indemnitee without its consent and PROVIDED FURTHER that it is understood that CPFC shall not, in respect of the legal expenses of the Buyers in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Buyers designated by the Administrative Agent and that all such fees and expenses shall be reimbursed as they are incurred. It is expressly agreed and understood by the parties hereto that such indemnification is not intended to constitute a guarantee of the collectibility or payment of the Receivables purchased hereunder. Without limiting the generality of the foregoing, CPFC hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental Laws that it might have by statute or otherwise against any Buyer.

       SECTION 10.4. SHARING OF SET-OFFS. Each Buyer agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a portion of the Aggregate Net Investment, Yield or Commitment Fees which is greater than the proportion received by any other Buyer in respect of the Aggregate Net Investment, Yield or Commitment Fees, the Buyer receiving such proportionately greater payment shall purchase such participations in the Purchased Interest held by, and Commitment Fees owing to, the other Buyers, and such other adjustments shall be made, as may be required so that all such payments shall be shared by all of the Buyers pro rata; PROVIDED that nothing in this Section shall impair the right of any Buyer to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of other liabilities of CPFC to it. CPFC agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Purchased Interest, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a Buyer hereunder.

       SECTION 10.5. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived if, but only if, (i) such amendment or waiver is in writing and is signed by CPFC and the Required Buyers (and, if the rights or duties of either Agent or the Servicer are affected thereby, by such Person), (ii) the rating assigned to the Buyers' Certificates by S&P on the Closing Date is reaffirmed and (iii) such amendment or waiver is approved in writing by the Required Banks (as defined in the Existing Credit Agreement); PROVIDED that no such amendment or waiver shall, unless signed by all the Buyers, (i) increase or decrease the Commitment of any Buyer (except for a ratable decrease in the Commitments of all Buyers) or subject such Buyer to any additional obligation, (ii) reduce the Aggregate Net Investment or the Yield Rate applicable to any Tranche or change the amount to be paid in respect of any Commitment Fees, or change, directly or indirectly, the definition of Buyers' Interest or Transferor's Interest

(other than a change which results from any amendment to the definition of "Default Ratio", "Eligible Receivable", "Dilution Horizon Ratio", "Dilution Ratio", "Loss to Liquidation Ratio" and "Concentration Limit") or the allocation between the Buyers' Interest and the Transferor's Interest set forth in Sections 3.7 and 3.8 or otherwise change the allocations and priorities set forth in Sections 3.7 and 3.8, (iii) extend the Expiry Date or
(iv) change the percentage of the Commitments which shall be required for the Buyers to take any action under this Section or any other provision of this Agreement.

       SECTION 10.6. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that CPFC may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Buyers.

       (b) Any Buyer may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in any portion of its rights and obligations hereunder. In the event of any such grant by a Buyer of a participating interest to a Participant, whether or not upon notice to CPFC and the Administrative Agent, such Buyer shall remain responsible for the performance of its obligations hereunder, and CPFC and the Administrative Agent shall continue to deal solely and directly with such Buyer in connection with such Buyer's rights and obligations under this Agreement. Any agreement pursuant to which any Buyer may grant such a participating interest shall provide that (i) such Buyer shall retain the sole right and responsibility to enforce the obligations of CPFC hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such participation agreement may provide that such Buyer will not agree to any modification, amendment or waiver which, as to the interest of such Participant, would (x) reduce the Aggregate Net Investment or Yield Rate applicable to a Tranche or any Commitment Fees in which such Participant has an interest or change, directly or indirectly, the definition of Buyers' Interest and Transferor's Interest or the allocation between the Buyers' Interest and the Transferor's Interest set forth in Sections 3.7 and 3.8 or otherwise change the allocations and priorities set forth in Sections 3.7 and 3.8, or (y) extend the Expiry Date and (ii) upon purchase of a participating interest such Participant shall be deemed to have agreed to the provisions set forth in Section 10.9. CPFC agrees that each Participant shall, to the extent provided in its participation agreement and subject to subsection (f) below, be entitled to the benefits of Article 9 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection
(c) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). In the event of any such grant by a Buyer of a participating interest to a Participant, the Buyer shall give notice of such participation to CPFC and the Administrative Agent.

       (c) Any Buyer may at any time assign to one or more lenders, institutions or Persons (each an "Assignee") all, or a proportionate part of all (equivalent to an initial Commitment of not less than $5,000,000) of its rights and obligations under this Agreement and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit N hereto executed by such Assignee and such transferor Buyer, with (and subject to) the subscribed consent of CPFC, which shall not be unreasonably withheld, and the Administrative Agent; provided that if an Assignee was a Buyer immediately prior to such assignment or is an Affiliate of such transferor Buyer, no such consent of CPFC shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Buyer of an amount equal to the purchase price agreed between such transferor Buyer and such Assignee, such Assignee shall be a Buyer party to this Agreement and shall have all the rights and obligations of a Buyer with a Commitment as set forth in such instrument of assumption, and the transferor Buyer shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Buyer, the Administrative Agent and CPFC shall make appropriate arrangements so that, if required, a new Buyer's Certificate is issued to the Assignee. In connection with any such assignment, the transferor Buyer shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to CPFC and the Administrative Agent certification as to exemption from deduction or withholding of any United States Federal income taxes in accordance with Section 9.4. Each Buyer may furnish any confidential information concerning CPFC or its Affiliates in the possession of such Buyer from time to time to Assignees and Participants (including prospective Assignees and Participants) which have agreed in a writing delivered to CPFC to be bound by the provisions of Section 10.7 hereof.

       (d) If any Reference Bank assigns its Buyer's Certificate to an unaffiliated institution, the Administrative Agent shall in consultation with CPFC and with the consent of the Required Buyers, appoint another bank to act as a Reference Bank hereunder.

       (e) Any Buyer may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release the transferor Buyer from its obligations hereunder.

       (f) No Assignee, Participant or other transferee of any Buyer's rights shall be entitled to receive any greater payment under Section 9.3 or 9.4 than such Buyer would have been entitled to receive with respect to the rights transferred, unless such transfer is made with CPFC's prior written consent, or at a time when the circumstances giving rise to such greater payment did not exist.

       SECTION 10.7. CONFIDENTIALITY. Each Buyer agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices, PROVIDED that nothing herein shall prevent any Buyer from disclosing such information (i) to any other Buyer, either Agent or any of its Affiliates, (ii) to any other Person if reasonably incidental to the administration of the facility, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which had been publicly disclosed other than as a result of a disclosure by either Agent or any Buyer prohibited by this Agreement, (vi) in connection with any litigation to which either Agent, any Buyer or its subsidiaries or Parent may be a party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder,
(viii) to such Buyer's or such Agent's legal counsel and independent auditors and (ix) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee.

       SECTION 10.8. FINANCIAL ACCOMMODATION. The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to CPFC within the meaning of Section 365(e)(2)(B) of the Federal Bankruptcy Code (11 U.S.C. Section 365(e)(2)(B)) (or any amended or successor provision thereof or any amended or successor code).

       SECTION 10.9. NO BANKRUPTCY PETITION AGAINST CPFC. Each Agent, each Buyer and the Servicer hereby covenants and agrees with each other (and not for the benefit of CPFC) that, prior to the date which is one year and one day after the Final Payment Date, it will not institute against, or join any other Person in instituting against CPFC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any State of the United States.

       SECTION 10.10. LIMITATION OF LIABILITY. CPFC's obligation with respect to all amounts payable hereunder which are not payable pursuant to the Buyers' Certificates including, without limitation, all amounts payable under Sections 2.8, 3.9, 9.3, 9.4 and 10.3, shall be nonrecourse except as to
(i) amounts payable with respect thereto as expressly provided in Sections
3.7 and 3.8 and (ii) amounts payable to CPFC under Sections 3.7(b) and (c)(B) and 3.8(b) and shall not constitute a claim against CPFC to the extent that amounts payable with respect thereto as expressly provided in Sections 3.7 and 3.8 and amounts payable to CPFC under such Sections are insufficient; it being understood that amounts payable by CPFC pursuant to Section 3.9 constitute Collections subject to Sections 3.7 and 3.8.

       SECTION 10.11.   NOTICES TO S&P.  CPFC shall provide to S&P notice of
(i) all amendments to the Program Documents, (ii) an optional termination or reduction in Commitments pursuant to Section 2.5, (iii) a Servicing Transfer pursuant to Section 3.5, (iv) any modification, amendment or waiver with respect to the Consent and Agreement or Section 14 of the Existing Security Agreement, and (v) any merger or consolidation of the Seller pursuant to
Section 6.11 of the Purchase and Sale Agreement. CPFC shall provide to S&P (with a copy to each Agent) 30 days'

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


prior written notice of any change in its capital structure involving subordinated debt owing by CPFC to CPC.

       SECTION 10.12. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of CPFC and CPC submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of CPFC and CPC irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

       SECTION 10.13. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

       SECTION 10.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              CROWN PAPER FUNDING
                                CORPORATION


                              By: /s/ Christopher M. McLain
                                 --------------------------
                                Name: Christopher M. McLain
                                Title: Vice President and Secretary

                                Address: 4700 Deepwater Terminal
                                         Richmond, VA   23219
                                Telephone: (804) 271-3706
                                Telex:
                                Facsimile:
                                Attention:


                              CROWN PAPER CO.,
                                as Servicer


                              By: /s/ Christopher M. McLain
                                 --------------------------
                                Name: Christopher M. McLain
                                Title: Senior Vice President and
                                       General Counsel, Secretary
                                Address: 300 Lakeside Drive
                                         Oakland, CA 94612

                                Telephone: (501) 874-3869
                                Facsimile: (501) 874-3939
                                Attention:

$10,000,000                   THE BANK OF NEW YORK


                              By: /s/ Jonathan Rollins
                                 --------------------------
                                Name: Jonathan Rollins
                                Title: Assistant Vice President



$10,000,000                   THE CHASE MANHATTAN BANK, N.A.


                              By: /s/ Nancy A. Bridgman
                                 --------------------------
                                Name: Nancy A. Bridgman
                                Title: Vice President



$10,000,000                   THE LONG-TERM CREDIT BANK
                                   OF JAPAN, LTD.


                              By: /s/ T. Morgan Edwards II
                                 --------------------------
                                Name: T. Morgan Edwards II
                                Title: Deputy General Manager



$10,000,000                   MORGAN GUARANTY TRUST COMPANY
                                   OF NEW YORK


                              By: /s/ Robert J. Henchey
                                 --------------------------
                                Name: Robert J. Henchey
                                Title: Vice President



$10,000,000                   NATIONSBANK, N.A.


                              By: /s/ Michael Tousignant
                                 --------------------------
                                Name: Michael Tousignant
                                Title: Vice President

$10,000,000                   TORONTO DOMINION (TEXAS), INC.


                              By: /s/ Neva Nesbitt
                                 --------------------------
                                Name: Neva Nesbitt
                                Title: Vice President



TOTAL COMMITMENTS:

$60,000,000
-----------

                              MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK,
                              as Administrative Agent


                              By: /s/ Robert J. Henchey
                                 --------------------------
                                Name: Robert J. Henchey
                                Title: Vice President

                                60 Wall Street
                                New York, NY  10260

                                Telephone:  212-648-6503
                                Facsimile:  212-648-5336
                                Attention:  Jeffrey Hwang


                              MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK,
                                   as Structuring and
                                   Collateral Agent


                              By: /s/ Robert J. Henchey
                                 --------------------------
                                Name: Robert J. Henchey
                                Title: Vice President

                                500 Stanton Christiana Road
                                Newark, DE  19713-2107

                                Telephone:  302-634-5488
                                Facsimile:  302-634-5490
                                Attention:  Robert J. Henchey

                                                         APPENDIX II

                           DAILY RECONCILIATION OF
                          INTERCOMPANY TRANSACTIONS


     A.   Net Purchase Price of New Receivables                      0.00

     B.   Collections available for reinvestment                     0.00

     C.   Proceeds of new dollar funding                             0.00

     D.   Lesser of A and (B + C) paid to CPC                        0.00

     E.   If A less than (B + C), the
          difference to be:
               -  held at CPFC                                       0.00
               -  paid as a dividend                                 0.00

     F.   If (B + C) less than A, the
          difference to be contributed as a capital
          contribution to CPFC                                       0.00